   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2002

      FILED PURSUANT TO GENERAL INSTRUCTION II.L. OF FORM F-10; REGISTRATION NO.
                                                                      333-101787
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO

                                   FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           BALLARD POWER SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                 CANADA                                    3621                                NOT APPLICABLE
   (Province or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification Number)
     incorporation or organization)            Classification Code Number)

                             ---------------------
                             9000 Glenlyon Parkway
                           Burnaby, British Columbia
                                 V5J 5J9 Canada
                                 (604) 454-0900
   (Address and telephone number of Registrant's principal executive offices)



                           Corporation Trust Company
                                 1633 Broadway
                            New York, New York 10019
                                 (212) 894-8940
            (Name, address (including zip code) and telephone number
        (including area code) of agent for service in the United States)
                             ---------------------

                                   Copies to:

           Noordin Nanji, Esq.                        Stephen Wortley, Esq.                       John T. Gaffney, Esq.
        Ballard Power Systems Inc.                        Lang Michener                          Cravath, Swaine & Moore
          9000 Glenlyon Parkway                         1500 Royal Centre                            Worldwide Plaza
        Burnaby, British Columbia                    1055 West Georgia Street                       825 Eighth Avenue
              V5J 5J9 Canada                              P.O. Box 11117                            New York, New York
              (604) 454-0900                       Vancouver, British Columbia                          10019-7475
                                                          V6E 4N7 Canada                              (212) 474-1000
                                                          (604) 689-9111

                   Robert W. Downes, Esq.                                              William Sirett, Esq.
                    Sullivan & Cromwell                                             Borden Ladner Gervais LLP
                      125 Broad Street                                                1200 Waterfront Centre
                  New York, New York 10004                                              200 Burrard Street
                       (212) 558-4000                                                     P.O. Box 48600
                                                                                   Vancouver, British Columbia
                                                                                          V7X 1T2 Canada
                                                                                          (604) 687-5744

                             ---------------------
    Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                      Province of British Columbia, Canada
               (Principal jurisdiction regulating this offering)
                             ---------------------
    It is proposed that this filing shall become effective (check appropriate box)

A.     [X]    upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the
              United States and Canada).
B.     [ ]    at some future date (check the appropriate box below).
       1.     [ ]    pursuant to Rule 467(b) on (        ) at (        )
                     (designate a time not sooner than 7 calendar days after
                     filing).
       2.     [ ]    pursuant to Rule 467(b) on (        ) at (        )
                     (designate a time 7 calendar days or sooner after filing)
                     because the securities regulatory authority in the review
                     jurisdiction has issued a receipt or notification of
                     clearance on             .
       3.     [ ]    pursuant to Rule 467(b) as soon as practicable after
                     notification of the Commission by the Registrant or the
                     Canadian securities regulatory authority of the review
                     jurisdiction that a receipt or notification of clearance has been issued with respect thereto.
       4.     [ ]    after the filing of the next amendment to this Form (if
                     preliminary material is being filed).

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority in Canada has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Ballard Power Systems Inc., 9000 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J9, Tel: (604) 454-0900 or by accessing the disclosure documents available through the Internet on SEDAR which can be accessed at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Ballard at the above mentioned address and telephone number.

New Issue                    SHORT FORM PROSPECTUS             December 18, 2002

                                 [Ballard logo]

                           BALLARD POWER SYSTEMS INC.

                                CDN$155,925,000

                            7,700,000 COMMON SHARES

     The 7,700,000 common shares (the "Purchased Shares") of Ballard Power Systems Inc. ("Ballard") offered hereby (the "Offering") are being sold in Canada and the United States by RBC Dominion Securities Inc., CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc. and UBS Bunting Warburg Inc. (together, the "Underwriters"). The outstanding common shares of Ballard are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol BLD and on the Nasdaq National Market ("Nasdaq") under the symbol BLDP. The closing price of the common shares on the TSX on December 10, 2002, the last trading day before Ballard announced the Offering, was Cdn$23.10 and on Nasdaq was U.S.$14.84. On December 17, 2002, the closing price of the common shares was Cdn$19.62 on the TSX and U.S.$12.59 on Nasdaq. The TSX has conditionally approved the listing of the Purchased Shares, subject to Ballard fulfilling all of the requirements of the TSX on or before March 12, 2003.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF INVESTMENT CONSIDERATIONS APPLICABLE TO THE COMMON SHARES.

     AT THE DATE OF ISSUE, THE COMMON SHARES OF BALLARD OFFERED FOR SALE UNDER THIS PROSPECTUS WILL BE QUALIFIED INVESTMENTS OR NOT PRECLUDED AS INVESTMENTS UNDER CERTAIN STATUTES AS SET OUT UNDER "ELIGIBILITY FOR INVESTMENT".

            --------------------------------------------------------
                       PRICE: CDN$20.25 PER COMMON SHARE
            --------------------------------------------------------

                                                                          UNDERWRITERS'               NET PROCEEDS
                                              PRICE TO PUBLIC                  FEE                   TO BALLARD (1)
                                          ------------------------   ------------------------   ------------------------
Per Common Share (2)...................          Cdn$20.25                   Cdn$0.81                  Cdn$19.44
Total (2)..............................       Cdn$155,925,000             Cdn$6,237,000             Cdn$149,688,000

---------------
(1) Before deducting the expenses of the Offering, estimated to be Cdn$600,000.

(2) The Price to Public, Underwriters' Fee and Net Proceeds to Ballard are payable in Canadian or U.S. dollars based upon the prevailing U.S.-Canadian dollar exchange rate as of December 11, 2002, the date the preliminary prospectus was filed in connection with the Offering.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     BALLARD IS PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. BALLARD PREPARES ITS CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     OWNING THE COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. SEE "CERTAIN INCOME TAX CONSIDERATIONS". THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES.

     YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE BALLARD IS INCORPORATED UNDER THE LAWS OF CANADA, MANY OF ITS OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND MOST OF BALLARD'S ASSETS ARE LOCATED IN CANADA.

     The Canadian chartered bank affiliate of RBC Dominion Securities Inc. has provided credit facilities to Ballard. The Canadian chartered bank affiliate of TD Securities Inc. has provided a credit facility to Ballard in connection with its forward exchange contracts. CONSEQUENTLY, BALLARD MAY BE CONSIDERED TO BE A CONNECTED ISSUER OF THOSE UNDERWRITERS UNDER APPLICABLE SECURITIES LEGISLATION. See "Underwriting".

     The Underwriters, as principals, conditionally offer the Purchased Shares, subject to prior sale if, as and when issued by Ballard and accepted by the Underwriters, in accordance with the conditions contained in the Underwriting Agreement referred to under "Underwriting" and subject to the approval of certain legal matters on behalf of Ballard by Lang Michener, Vancouver, British Columbia and Cravath, Swaine & Moore, New York, New York and on behalf of the Underwriters by Borden Ladner Gervais LLP, Vancouver, British Columbia and Sullivan & Cromwell, New York, New York. Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that certificates evidencing the Purchased Shares will be available for delivery at the closing, which will take place on or about December 30, 2002, or such later date as Ballard and the Underwriters may agree, but in any event not later than January 29, 2003.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Forward-Looking Statements..................................       2
Exchange Rate Information...................................       3
Documents Incorporated by Reference.........................       3
Risk Factors................................................       5
Use of Proceeds.............................................      12
Capitalization..............................................      13
Ballard.....................................................      14
Recent Developments.........................................      15
Summary Description of the Business of Ballard..............      16
Description of Share Capital................................      25
Underwriting................................................      26
Certain Income Tax Considerations...........................      28
Legal Matters...............................................      30
Experts.....................................................      30
Auditors, Transfer Agent and Registrar......................      31
Where You Can Find More Information.........................      31
Enforcement of Civil Liabilities............................      31
Eligibility for Investment..................................      32
Purchasers' Statutory Rights................................      32
Index to Financial Statements and Financial Statements......     F-1
Certificate of Ballard......................................     C-1
Certificate of the Underwriters.............................     C-2

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell common shares and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

     Unless the context otherwise requires, all references to "Ballard," "we," "us" and "our" refer to Ballard Power Systems Inc. and its subsidiaries. "Ballard Generation" refers to Ballard Generation Systems Inc., "Ballard Power AG" refers to Ballard Power Systems AG (formerly XCELLSIS AG) and "Ballard Power US" refers to Ballard Power Systems Corporation (formerly Ecostar Electric Drive Systems L.L.C.). "DaimlerChrysler" refers to DaimlerChrysler AG and "Ford" refers to Ford Motor Company. "XCELLSIS" refers to XCELLSIS AG and "Ecostar" refers to Ecostar Electric Drive Systems L.L.C. "FirstEnergy" refers to FirstEnergy Corp. and "ALSTOM" refers to ALSTOM Holdings SA. "PEM" refers to proton exchange membrane.

     Ballard(R), the Ballard logo, Power to Change the World(R) and Nexa(TM) are registered trademarks of Ballard Power Systems Inc. This prospectus also contains trademarks and trade names of other parties.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS REFLECTING OUR CURRENT EXPECTATIONS AS CONTEMPLATED UNDER THE SAFE HARBOR PROVISIONS OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, OUR ABILITY TO DEVELOP COMMERCIALLY VIABLE PEM FUEL CELL PRODUCTS; OUR ABILITY TO PROVIDE THE CAPITAL REQUIRED FOR RESEARCH, PRODUCT DEVELOPMENT, OPERATIONS AND MARKETING; PRODUCT DEVELOPMENT DELAYS; OUR ABILITY TO IMPLEMENT OUR FIVE-YEAR PLAN AND BUSINESS RESTRUCTURING; CHANGING ENVIRONMENTAL REGULATIONS; OUR ABILITY TO ATTRACT AND RETAIN BUSINESS PARTNERS; COMPETITION FROM OTHER FUEL CELL MANUFACTURERS; COMPETITION FROM OTHER ADVANCED POWER TECHNOLOGIES AND OTHER EXISTING POWER TECHNOLOGIES; EVOLVING MARKETS FOR GENERATING ELECTRICITY AND VEHICLE POWER; AND OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY. THESE FACTORS SHOULD BE CONSIDERED CAREFULLY AND READERS SHOULD NOT PLACE UNDUE RELIANCE ON OUR FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" FOR A MORE DETAILED DISCUSSION OF THESE RISKS.

                           EXCHANGE RATE INFORMATION

     The following table sets forth: (i) the noon exchange rate for one U.S. dollar, expressed in Canadian dollars, in effect at the end of each of the periods indicated; (ii) the average noon exchange rate for such period; and
(iii) the high and low noon exchange rates during such period, based on the rates quoted by the Bank of Canada.

                                                                      DECEMBER 31,
                                                               ---------------------------
                                                                2001      2000      1999
                                                               -------   -------   -------
                                                                   (expressed in Cdn$)
Closing.....................................................   $1.5926   $1.5002   $1.4433
High........................................................    1.6021    1.5593    1.5298
Low.........................................................    1.4936    1.4341    1.4433
Average.....................................................    1.5484    1.4852    1.4858

     On December 11, 2002 and December 17, 2002, the noon rate payable in Canadian dollars for each U.S.$1.00 as reported by the Bank of Canada was Cdn$1.5558 and Cdn$1.5509, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

     - the audited consolidated financial statements of Ballard as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon, and management's discussion and analysis, contained in the Annual Report of Ballard for the year ended December 31, 2001 distributed to shareholders;

     - the interim unaudited comparative consolidated financial statements of Ballard as of September 30, 2002 and for the nine months ended September 30, 2002, and management's discussion and analysis in respect of these statements;

     - the Management Proxy Circular dated March 20, 2002 (except for the section entitled "Report on Executive Compensation", the Five Year Total Shareholder Return Comparison Graph and Appendix A entitled "Disclosure on Corporate Governance") distributed in connection with the annual meeting of shareholders of Ballard held on May 16, 2002;

     -  the Annual Information Form of Ballard dated April 30, 2002;

     - the audited consolidated financial statements of XCELLSIS as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998, and supplemental information (reconciliation with Canadian generally accepted accounting principles) of XCELLSIS for the years ended December 31, 2000, 1999 and 1998, together with the auditors' reports thereon, contained in the Proxy Circular dated October 18, 2001 distributed in connection with the special meeting of shareholders of Ballard held on November 27, 2001 (the "October 2001 Proxy Circular");

     - the audited consolidated financial statements of Ecostar as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period ended December 31, 1998, together with the auditors' report thereon, contained in the October 2001 Proxy Circular;

     - the material change report of Ballard dated July 18, 2002, relating to the appointment of Dennis Campbell as President and Chief Operating Officer of Ballard; and

     - the material change report of Ballard dated December 17, 2002, relating to the five-year plan and business restructuring described under "Recent Developments -- Five-Year Plan and Restructuring".

     All documents of the type referred to in the preceding paragraph along with any material change reports (other than any confidential material change reports) filed by Ballard with a securities commission or similar regulatory authority in any province of Canada, after the date of this prospectus and before the termination of the Offering, will be deemed to be incorporated by reference in this prospectus.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN

MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT WILL NOT BE DEEMED AN ADMISSION THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION OF A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. A STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

     Copies of documents incorporated by reference herein and not delivered with this prospectus may be obtained upon request without charge from the Corporate Secretary, Ballard Power Systems Inc., 9000 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J9, Tel: (604) 454-0900 or by accessing the disclosure documents available through the Internet on SEDAR which can be accessed at www.sedar.com.

                                  RISK FACTORS

     Investing in our common shares involves risks. You should carefully consider the risks described below and the other information contained in, and incorporated into, this prospectus before you purchase any of our common shares offered under this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those that we do not know about now or that we currently deem immaterial, also may adversely affect our business.

WE MAY NOT BE ABLE TO DEVELOP CERTAIN OF OUR KEY PRODUCTS SO THAT THEY MEET THE PERFORMANCE, COST, RELIABILITY AND DURABILITY REQUIREMENTS OF OUR CUSTOMERS ON THE TIMETABLE WE ANTICIPATE, IF AT ALL.

     We cannot guarantee that we will be able to develop PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics or electric drives so that they meet the performance, cost, reliability and durability requirements of our customers on the timetable we anticipate, if at all. We will need to achieve or otherwise obtain substantial technological advances to develop such products as well as the manufacturing processes to produce such products at commercial volumes. We cannot guarantee that we will be able to develop internally the technology necessary to produce PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics or electric drives that meet the requirements of our customers or that we will be able to acquire or license the required technology for such products from third parties. In addition, before we release any product to market, we subject it to numerous field tests. These field tests may encounter problems and delays for a number of reasons, many of which are beyond our control. If these field tests reveal technical defects or reveal that our products do not meet our performance, cost, reliability and durability goals, our commercialization schedule could be delayed, and potential purchasers may decline to purchase our products.

OUR CASH REQUIREMENTS AND CAPITAL EXPENDITURES MAY EXCEED OUR ESTIMATES AND WE MAY HAVE TO SECURE ADDITIONAL FUNDING TO PURSUE OUR COMMERCIALIZATION PLANS.

     We estimate that our cash requirements for ongoing operations and capital expenditures for 2003 will be approximately U.S.$80 million; however, if we are unable to efficiently coordinate our business activities, if we encounter significant delays or unanticipated costs in developing our products or if we are unable to achieve our sales and revenue targets, our cash requirements and capital expenditures may exceed our estimate. In such case, we may have to secure additional funding to pursue our commercialization plan. We may be unable to secure additional funding on favourable terms, if at all. Furthermore, if we issue additional common shares to secure additional funding, we may dilute the value of our issued and outstanding common shares.

IMPLEMENTING OUR FIVE-YEAR PLAN AND BUSINESS RESTRUCTURING MAY NOT PROVIDE ALL OR ANY OF THE BENEFITS THAT WE EXPECT AND WILL PLACE SIGNIFICANT DEMANDS ON OUR MANAGEMENT.

     We cannot assure you that implementing our five-year plan and business restructuring which we announced on December 9, 2002 (see "Recent Developments -- Five-Year Plan and Restructuring"), will provide some or any of the benefits that we expect. If implementing the five-year plan or business restructuring is more costly than we anticipate or the five-year plan or the business restructuring provides a lower level of cost savings than our estimates, the five-year plan and business restructuring may not permit us to preserve and extend our cash reserves to the extent that we estimate, if at all. In addition, narrowing the scope of our development activities may fail to provide the acceleration in product commercialization that we expect. Further, the business restructuring may not improve our speed of product delivery. Finally, we may be unable to leverage relationships with suppliers for the development of non-core technology.

     Implementing our five-year plan and business restructuring will place significant demands on our management. Our management may not be able to effectively implement the five-year plan and business restructuring, which would diminish or eliminate the benefits of the five-year plan and business restructuring. In addition, implementation of the five-year plan and business restructuring may distract management from other areas of Ballard's business and thereby decrease Ballard's performance in such other areas.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL AND BUSINESS RESULTS MAKES FORECASTING DIFFICULT AND MAY RESTRICT OUR ACCESS TO FUNDING FOR OUR COMMERCIALIZATION PLANS.

     We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results are not meaningful. Due to our stage of development, we cannot predict our future revenues or results of operations accurately and we currently incur substantial losses in operating our business. As a result, we cannot guarantee when we will operate profitably, if ever. In addition, it is likely that in one or more future quarters our operating results will fall below the expectations of investors and securities analysts. Investors and securities analysts may misunderstand our business decisions or have expectations that are inconsistent with our business plan. This may result in our business activities not meeting their expectations. Failure to meet investor and securities analyst expectations may materially and adversely impact the trading price of our common shares, increase the cost of, and restrict our ability to, secure required funding to pursue our commercialization plans.

DAIMLERCHRYSLER AND FORD'S COMMITMENTS TO PROVIDE FUNDING OF U.S.$97 MILLION RELATED TO BALLARD'S NEXT GENERATION LIGHT-DUTY FUEL CELL ENGINE DEVELOPMENT PROGRAM, SUBJECT TO COMMERCIAL AND TECHNICAL DELIVERABLES, ARE NOT BINDING AND ARE SUBJECT TO FURTHER NEGOTIATION AND THE COMPLETION OF A DEFINITIVE AGREEMENT AMONG BALLARD, DAIMLERCHRYSLER AND FORD.

     DaimlerChrysler and Ford's commitments to provide funding of U.S.$97 million related to Ballard's next generation light-duty fuel cell engine development program, subject to commercial and technical deliverables, are not binding and are subject to further negotiation and the completion of a definitive agreement among Ballard, DaimlerChrysler and Ford. If Ballard, DaimlerChrysler and Ford do not agree on the specific terms for the U.S.$97 million funding commitment, then DaimlerChrysler and Ford may refuse to provide such funding. In addition, further negotiation among Ballard, DaimlerChrysler and Ford with respect to the U.S.$97 million funding commitment may result in additional restrictions on, or obligations of, Ballard, additional conditions related to the U.S.$97 million funding commitment or a decrease in the amount of such funding obligation.

A MASS MARKET FOR MOST OF OUR KEY PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

     Our PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives represent emerging markets, and we do not know whether end-users will want to use them. The development of a mass market for these products may be affected by many factors, some of which are beyond our control, including the emergence of newer, more competitive technologies and products, the future cost of fuels used by our systems, regulatory requirements, consumer perceptions of the safety of our products and related fuels, and consumer reluctance to buy a new product.

     If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

WE HAVE LIMITED EXPERIENCE MANUFACTURING MOST OF OUR KEY PRODUCTS ON A COMMERCIAL BASIS.

     To date, we have focused primarily on research and development and have limited experience manufacturing PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives on a commercial basis. To meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products, we will have to produce such products through large scale, high-volume processes. These large scale, high-volume processes may require significant advances in manufacturing technology. We do not know whether or when we will be able to develop the manufacturing technology necessary to achieve efficient, large scale, high-volume, low-cost manufacturing capability and processes. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

WE ARE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

     We have established relationships with third party suppliers, on whom we rely to provide materials and components for our products. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our products.

WE ARE DEPENDENT ON VEHICLE MANUFACTURERS TO PURCHASE CERTAIN OF OUR PEM FUEL CELLS, PEM FUEL CELL PRODUCTS AND ELECTRIC DRIVES.

     Our ability to penetrate the transportation market is critical to our future growth. Although we have developed applications for our technologies in the portable power generation and small and mid-sized stationary power generation markets, these markets are much smaller than the transportation market. For us to reach our target results of operations and sales volumes, our products must be accepted and purchased by car, bus and other vehicle manufacturers. While many vehicle manufacturers, such as DaimlerChrysler, Ford and Honda, have expressed interest in our PEM fuel cells, PEM fuel cell products or electric drives, we cannot guarantee that this interest will continue or result in significant orders of commercial products. Each of these manufacturers has a strong investment in, and commitment to, the use of internal combustion engines and also has invested in alternative technologies that may compete with our PEM fuel cell products, PEM fuel cells and electric drives.

     The integration of new technologies into production automobiles is a lengthy process. Based on discussions with automobile manufacturers, we believe that an automobile manufacturer requires two to four years between a decision to produce commercial vehicles that are powered by PEM fuel cells or use PEM fuel cell products or electric drives and the actual production of such vehicles. The length of this process will affect any demand for our PEM fuel cells, PEM fuel cell products and electric drives by automobile manufacturers and, consequently, our financial position.

WE ARE DEPENDENT UPON EXTERNAL ORIGINAL EQUIPMENT MANUFACTURERS TO PURCHASE CERTAIN OF OUR KEY PRODUCTS.

     To be commercially useful, certain of our PEM fuel cells, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives must be integrated into products manufactured by original equipment manufacturers. We can offer no guarantee that original equipment manufacturers will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our products as components. Any integration, design, manufacturing or marketing problems encountered by original equipment manufacturers could adversely affect the market for our PEM fuel cells, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives and our financial results.

WE ARE DEPENDENT ON OUR RELATIONSHIPS WITH OUR STRATEGIC PARTNERS.

     During the term of the agreement governing the vehicular alliance among Ballard, DaimlerChrysler and Ford and subject to certain limitations, DaimlerChrysler must exclusively buy all vehicular PEM fuel cells and vehicular PEM fuel cell systems it requires from us and Ford must exclusively buy all vehicular PEM fuel cells, vehicular PEM fuel cell systems and electric drives it requires from us. However, we cannot guarantee that either of DaimlerChrysler or Ford will require or ever buy any PEM fuel cells, PEM fuel cell systems or electric drives in the future. In addition, after November 30, 2013, or after DaimlerChrysler, Ford or one of our competitors achieves commercial production of such products or systems, and if we cannot meet their reasonable commercial product quantity and performance requirements, each of DaimlerChrysler or Ford is permitted to buy such products or systems from any of our competitors.

     DaimlerChrysler has the right to request royalty bearing licenses, for use in its vehicles, of our vehicular PEM fuel cell intellectual property and vehicular PEM fuel cell systems intellectual property as of November 30, 2007. If Ford satisfies certain product purchase obligations and does not achieve commercial production of PEM fuel cell-powered vehicles before December 31, 2011, Ford has the right to request royalty bearing licenses, for use in its vehicles, of our vehicular PEM fuel cell intellectual property and vehicular PEM fuel cell systems intellectual property. Ford also has the right to request a royalty bearing license, for use in its vehicles, of all of our electric drive intellectual property as of November 30, 2007. Depending upon the amount of the fees and royalties to be paid to us, a decision by either or both of DaimlerChrysler and Ford to manufacture under a license could have a material adverse effect on our business and financial results as they would no longer be required to purchase that product or system from us.

FUEL FOR PEM FUEL CELL VEHICLES MAY NOT BE AVAILABLE OR MAY COST TOO MUCH, CAUSING LIMITED OR REDUCED SALES OF OUR PRODUCTS.

     Vehicles powered by PEM fuel cells run on a different fuel than the currently available gasoline. Gasoline requires the development of additional technologies for its use with PEM fuel cells. The construction of a system to deliver hydrogen, or a suitable fuel containing hydrogen, requires significant investment by third parties. There can be no guarantee that an adequate fuel distribution infrastructure will be built. We are relying on third parties, most of whom are heavily committed to the existing gasoline infrastructure, to build such an infrastructure. If a fuel distribution infrastructure is built, the fuel delivered through it, both due to the cost of the delivery system and the cost of the fuel itself, may have a higher price than drivers are willing to pay. If drivers are unable to obtain fuel conveniently and affordably, a mass market for vehicles powered by PEM fuel cells is unlikely to develop.

     Advances in technology or vehicle design must occur before sufficient quantities of hydrogen can be affordably stored in vehicles. Consumers may be unwilling to use hydrogen because of a popular perception that it is dangerous. Using today's technology, if a fuel other than pure hydrogen is adopted, PEM fuel cell-powered vehicles will receive only a partial credit as zero emission vehicles and PEM fuel cell-powered vehicles will require on-board fuel processors.

REGULATORY CHANGES COULD HURT THE MARKET FOR CERTAIN OF OUR PRODUCTS.

     Changes in existing government regulations and the emergence of new regulations with respect to PEM fuel cells, PEM fuel cell products, power electronics and electric drives may hurt the market for such products. Environmental laws and regulations in the U.S. (particularly in California) and other countries have driven interest in vehicular PEM fuel cell systems and electric drives; and the deregulation of the electric utility industry in the U.S. and elsewhere has created market opportunities for our PEM fuel cell products in the small and mid-sized stationary power generation market. We cannot guarantee that these laws and policies will not change. For example, as a result of litigation brought by several automakers and joined by the Bush administration, a California federal district court issued a preliminary injunction preventing the California Air Resources Board from enforcing regulations that require a percentage of new motor vehicles sold in California to be zero emission vehicles with respect to the 2003 and 2004 model years, pending final resolution of the litigation. Changes in these laws and policies or the failure of these laws and policies to become more widespread could result in manufacturers abandoning their interest in PEM fuel cells, PEM fuel cell products, power electronics and electric drives or favouring alternative technologies.

     In addition, as PEM fuel cells, PEM fuel cell products, power electronics and electric drives are introduced into our target markets, the U.S. and other governments may impose burdensome requirements and restrictions on the use of PEM fuel cells or the batteries used in some electric drives that could reduce or eliminate demand for our PEM fuel cells, PEM fuel cell products, power electronics and electric drives.

OUR RELATIONSHIP WITH DAIMLERCHRYSLER AND FORD RESTRICTS OUR ABILITY TO CONTROL OUR BUSINESS.

     As a result of DaimlerChrysler and Ford's substantial ownership interests in us and our agreements with them, they have special rights with respect to the operation of our business. Because DaimlerChrysler and Ford collectively own over one-third of our outstanding common shares, they can collectively block any corporate action requiring a two-thirds majority vote, such as the creation of a new class of shares, our amalgamation with another company or a sale of all or substantially all of our assets.

     Under our vehicular alliance with DaimlerChrysler and Ford, DaimlerChrysler and Ford, acting jointly, can also require the removal of any of the following officers: our Chief Technology Officer (or other officer to whom the persons responsible for research and development report), our Vice President, Corporate Strategy & Development (or other officer to whom the persons responsible for intellectual property report) and our Vice President, Transportation. In addition, as long as DaimlerChrysler and Ford maintain certain ownership levels in us, certain decisions of our board of directors, such as approval of our annual budget and approval of our annual business plan, must be approved by a number of directors equal to one director more than a majority of the directors who are entitled to vote and who do vote on such decision, including at least one of the directors appointed by DaimlerChrysler and Ford. If any director appointed by DaimlerChrysler or Ford is absent or abstains, a simple majority vote is sufficient. If DaimlerChrysler and Ford collectively cease to maintain the specified ownership levels in us, it is possible for either of them individually to acquire such voting provisions upon attaining and then maintaining certain ownership levels in us. By exercising these rights, DaimlerChrysler or Ford may prevent us from taking certain actions, such as changing our business plan, making a strategic acquisition, or disposing of certain assets or equity in our subsidiaries, even if such action would be in the best interests of certain of our other shareholders.

WE DEPEND ON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

     Failure to protect our existing intellectual property rights could seriously harm our business and prospects because we believe that developing new systems and products that are unique to us is critical to our success. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. However, not all of our intellectual property is covered by patents or patent applications, and the patents that we do have expire between 2009 and 2022. Moreover, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

     - any of the U.S. or foreign patents owned by us or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

     - any of our pending or future patent applications will be issued at all, or with the breadth of claim coverage sought by us.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain countries.

     We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that others will not assert rights to intellectual property arising out of these relationships.

     We may license our intellectual property on a non-exclusive basis from third parties who may also license such intellectual property to others, including our competitors. If necessary or desirable, we may seek further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses at all, or on terms acceptable to us. The failure to obtain a license from a third party for intellectual property we use at present could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

WE MAY BE INVOLVED IN INTELLECTUAL PROPERTY LITIGATION THAT CAUSES US TO INCUR SIGNIFICANT EXPENSES OR PREVENTS US FROM SELLING OUR PRODUCTS.

     We may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we may commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favour. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

     -  pay substantial damages;

     - cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

     - expend significant resources to develop or acquire non-infringing intellectual property;

     -  discontinue processes incorporating infringing technology; or

     -  obtain licenses to the infringing intellectual property.

     We cannot guarantee that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results.

WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION.

     As PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives have the potential to replace existing power products, competition for our products will come from current power technologies, improvements to current power technologies and new alternative power technologies, including other types of fuel cells. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted technologies such as internal combustion engines and turbines as well as coal, oil and nuclear powered generators.

     Additionally, there are competitors working on developing technologies other than PEM fuel cells (such as other types of fuel cells, advanced batteries and hybrid battery/internal combustion engines) in each of our targeted markets. Some of these technologies are as capable of fulfilling existing and proposed regulatory requirements as our PEM fuel cells. For example, vehicles powered by batteries can meet the zero emission vehicle requirements imposed by California and certain U.S. north-eastern states, and vehicles powered by certain low emission internal combustion engines and hybrid battery/internal combustion engines can receive partial credit toward the zero emission vehicle requirement.

     Within each of the PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives markets, we also have a large number of competitors. Across the United States, Canada, Europe, Japan and China, corporations, national laboratories and universities are actively engaged in the development and manufacture of PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives. Each of these competitors has the potential to capture market share in each of our target markets.

     Many of our competitors have financial resources, customer bases, businesses or other resources which give them significant competitive advantages over us.

WE COULD LOSE OR FAIL TO ATTRACT THE PERSONNEL NECESSARY TO RUN OUR BUSINESS.

     Our success depends in large part on our ability to attract and retain key management, engineering, scientific manufacturing and operating personnel. As we develop additional manufacturing capabilities and expand the scope of our operations, we will require more skilled personnel. Recruiting personnel for the PEM fuel cell, power electronics and electric drive industries is highly competitive. We cannot guarantee that we will be able to continue to attract and retain qualified executive, managerial and technical personnel needed for our business. In addition, the business restructuring we announced on December 9, 2002 (see "Recent Developments -- Five-Year Plan and Restructuring") may harm our ability to attract and retain key personnel. Our failure to attract or retain qualified personnel could have a material adverse effect on our business.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND THE VEHICULAR ALLIANCE COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR SHAREHOLDERS.

     Certain provisions of our articles of incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. For example, our articles of incorporation permit our board of directors to issue series of preferred shares without the need for shareholder approval. In addition, certain provisions of the vehicular alliance, together with DaimlerChrysler and Ford's ownership of us, may discourage third parties from attempting to acquire control of us. Other provisions, including the standstill provisions, may discourage DaimlerChrysler or Ford from acquiring control of us. These provisions may not be in our other shareholders' best interests.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT OR MANUFACTURING OPERATIONS.

     Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property and natural resource damage. Depending on the nature of the claim, our current insurance policies may not reimburse us adequately, if at all, for costs incurred in settling environmental damage claims. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke, or deny the issuance or renewal of, operating permits, and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or take other corrective actions, or pay substantial damage claims.

OUR PRODUCTS USE INHERENTLY DANGEROUS, FLAMMABLE FUELS, WHICH COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS.

     Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. We also produce fuel processors that generate hydrogen from certain raw fuels, such as natural gas or methanol, which are also flammable. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our PEM fuel cells, PEM fuel cell systems or PEM fuel cell products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we would be able to maintain our insurance coverage on acceptable terms.

UNTIL WE ACQUIRE 100% OF BALLARD POWER AG, WE WILL BE PROHIBITED FROM TAKING CERTAIN ACTIONS WITH RESPECT TO BALLARD POWER AG WITHOUT THE CONSENT OF THE OTHER SHAREHOLDER OF BALLARD POWER AG.

     Until DaimlerChrysler transfers its remaining 49.9% interest in Ballard Power AG to us, which under contract is required to occur on or before November 15, 2004, we will be unable to take certain actions with respect to Ballard Power AG without the consent of DaimlerChrysler. For example, without such consent, we may be unable to sell substantially all the assets of, or any material asset of, Ballard Power AG or merge Ballard Power AG with another company. See "Summary Description of the Business of Ballard -- Acquisition of XCELLSIS and Ecostar".

                                USE OF PROCEEDS

     Our estimated net proceeds from the Purchased Shares will be approximately U.S.$95.8 million (Cdn$149.1 million), after deducting the Underwriters' fee and the estimated expenses of the Offering. The net proceeds of the Offering will be added to our working capital and principally used for research and development of products for portable power generation, small to mid-sized stationary power generation and transportation applications, the development of high-volume manufacturing processes and acquisition of related equipment and for general corporate purposes, including the development of our product distribution and service capabilities.

     This represents our best estimate of our use of the net proceeds of the Offering based upon our current plans and estimates regarding our anticipated expenditures. The actual allocation of funds among these uses will depend on technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. We may find it necessary or advisable to reallocate the net proceeds within the above described categories, to use portions for other purposes or to obtain additional financing. Pending these uses, the funds will be invested in short-term investment grade securities.

     As at November 30, 2002, we had cash, cash equivalents and short-term investments totalling U.S.$283 million. We believe that, assuming that we successfully execute our five-year plan announced on December 9, 2002 (including its revenue and cost assumptions), our cash, cash equivalents and short-term investments (before this Offering), the existing (Cdn$55 million) and proposed new (U.S.$97 million) funding commitments of DaimlerChrysler and Ford, will provide us with sufficient capital to fund our operations into early 2007. Based on these same plan and funding assumptions, we believe that as a result of the Offering we have sufficient cash resources to fund our operations beyond 2007 and, therefore, have significantly improved our ability to achieve positive cash flow from operations. See "Recent Developments -- Five-Year Plan and Restructuring" and "Summary Description of the Business of Ballard -- Liquidity and Capital Resources".

     Purchased Shares may be sold under the Offering in Canadian or U.S. dollars based upon the prevailing U.S.-Canadian dollar exchange rate as of December 11, 2002, the date the preliminary prospectus was filed in connection with the Offering. The net proceeds information set out above is calculated based upon this exchange rate; however, the actual proceeds received by Ballard on closing may be a greater or lesser amount depending upon changes in currency exchange rates.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term investments and our capitalization as of December 31, 2001 and as of September 30, 2002, actual and as adjusted to give effect to the Offering.

                                                           AS OF
                                                     DECEMBER 31, 2001        AS OF SEPTEMBER 30, 2002
                                                     -----------------    --------------------------------
                                                          ACTUAL          ACTUAL (1)       AS ADJUSTED (1)
                                                     -----------------    -----------      ---------------
                                                                          (unaudited)
                                                                    (in thousands of U.S.$)
Cash and cash equivalents (2)......................     $  140,774        $   84,483         $  180,312
                                                        ==========        ==========         ==========
Short-term investments (2).........................     $  280,475        $  208,755         $  208,755
                                                        ==========        ==========         ==========
Capital lease obligation (3).......................     $      116        $       59         $       59
Minority interest (4)..............................         36,517            15,302             15,302
Long-term debt.....................................             --                --                 --
Shareholders' equity
  Share capital....................................      1,051,811         1,059,497          1,155,326
  Accumulated deficit..............................       (214,605)         (326,987)          (326,987)
                                                        ----------        ----------         ----------
  Total shareholders' equity.......................        837,206           732,510            828,339
                                                        ----------        ----------         ----------
Total capitalization...............................     $  873,839        $  747,871         $  843,700
                                                        ==========        ==========         ==========

---------------

(1) As of December 17, 2002, we had 105,587,874 common shares outstanding and 115,787,874 common shares outstanding as adjusted for the Offering and 2,500,000 common shares issued to ALSTOM Canada Inc. on December 18, 2002. See "Recent Developments -- Acquisition of ALSTOM Interest in Ballard Generation". The number of common shares issued and outstanding does not include (a) 7,613,212 common shares issuable to DaimlerChrysler on or before November 15, 2004 as consideration for the purchase of DaimlerChrysler's minority interest in Ballard Power AG, (b) 9,045,640 common shares issuable upon the exercise of outstanding options to purchase common shares under our share incentive plans, (c) 3,768,825 common shares that are available for issue under our share incentive plans, (d) 221,356 common shares issuable to DaimlerChrysler on the acquisition of certain intellectual property that is expected to close by March 31, 2003, (e) 1,366,063 common shares issuable to acquire the interest of FirstEnergy in Ballard Generation, and (f) common shares to be issued to settle certain obligations due to certain departing executive officers and employees. See "Recent Developments -- Five-Year Plan and Restructuring".

(2) As of November 30, 2002, we had cash and cash equivalents of U.S.$114.95 million (U.S.$210.78 million after the Offering) and short-term investments of U.S.$168.23 million.

(3) Including current portion.

(4) Represents the interest of DaimlerChrysler in the net assets of Ballard Power AG and of ALSTOM Canada Inc. and FirstEnergy, in the net assets of Ballard Generation. On December 18, 2002, we acquired the interest of ALSTOM Canada Inc. in Ballard Generation. See "Summary Description of the Business of Ballard -- Stationary Power Alliance".

                                    BALLARD

     Our governing corporate statute is the Canada Business Corporations Act. Our head office and principal place of business is at 9000 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J9. Our registered and records office is located at 1500 - 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7.

     The following diagram shows our principal operating companies, their respective jurisdictions of incorporation, as of December 17, 2002, and their respective owners, by percentage ownership.

                             [Ballard Power Chart]
---------------

(1) Does not include the 7,700,000 Purchased Shares or the 2,500,000 common shares issued to ALSTOM Canada Inc. on December 18, 2002.

(2) Does not include 7,613,212 of our common shares that will be issued to DaimlerChrysler on or before November 15, 2004 in exchange for DaimlerChrysler's 49.9% interest in Ballard Power AG. Assuming the issue of these common shares to DaimlerChrysler, as of December 18, 2002, public shareholders of Ballard will own 56.7% of our common shares and DaimlerChrysler and Ford will own 23.7% and 19.6%, respectively, of our common shares. See "Summary Description of the Business of Ballard -- Acquisition of XCELLSIS and Ecostar".

(3) We will acquire DaimlerChrysler's remaining 49.9% interest in Ballard Power AG on or before November 15, 2004 in exchange for 7,613,212 common shares.

(4) We have agreed to purchase FirstEnergy's interest in Ballard Generation. See "Summary Description of the Business of Ballard -- Stationary Power Alliance".

                              RECENT DEVELOPMENTS

FIVE-YEAR PLAN AND RESTRUCTURING

     On December 9, 2002, we announced a five-year plan designed to strengthen our leadership position in the fuel cell industry. Under our five-year plan, we will undertake a business restructuring that is intended to preserve and extend our cash reserves and strengthen our technology leadership in our selected markets (the "Corporate Restructuring") and continue to advance our long-term goal of providing our customers with world leading fuel cell products. See "Summary Description of the Business of Ballard -- Strategy". Concurrent with the announcement of our Corporate Restructuring, we also announced DaimlerChrysler and Ford's agreement in principle to provide additional funding to support the development of our next generation light-duty PEM fuel cell engine.

     As part of our Corporate Restructuring, we will:

     - combine three of our four divisions -- Transportation, Power Generation and Electric Drives & Power Conversion -- into a single, "functional" organization. Our Material Products Division will continue to operate as a stand-alone division;

     - reorganize our executive team along functional lines by consolidating all research and product development under the Chief Technology Officer, creating a centrally-managed global sales, marketing and customer service team with a regional market focus under the Vice President, Sales & Marketing, and consolidating supply chain, quality and manufacturing under the Vice President, Operations;

     - over approximately the next 12 months, reduce our worldwide work force by approximately 400 employees to approximately 1,000 employees, or an approximately 29% reduction. The layoffs will affect all functional areas of our global operations with the exception of our Material Products Division;

     - narrow the focus of our product development programs (see "Summary Description of the Business of Ballard -- Products");

     - increase our emphasis on the use of our component suppliers for the development of non-core components and technologies for our fuel cell products; and

     - reduce our executive team from 10 to eight members.

     We will accomplish the decreases in our workforce through layoffs and normal attrition and by the transfer of employees. In cooperation with the Works Council of our Nabern, Germany facility and DaimlerChrysler, we intend to redeploy approximately 100 employees from our Nabern operations to DaimlerChrysler to support its fuel cell vehicle and alternative powertrain development efforts. In addition, over the next 12 to 15 months, we intend to reduce approximately 150 positions by centralizing our heavy-duty bus program in Germany (following the completion of current bus orders in Vancouver) and by the restructuring or sale of Ballard's fuel processing business. We will continue to have operations in Burnaby, Canada; Dearborn, Michigan; Lowell, Massachusetts; and Nabern, Germany.

     As part of the reorganization of our executive team, Mr. Michael Murry, Vice President and General Manager, Power Generation Division and Mr. Paul Lancaster, Vice President, Finance will be leaving Ballard. In addition to these departures, Dr. Andreas Truckenbrodt, Vice President and General Manager, Transportation Division will be returning to DaimlerChrysler to lead its alternative powertrain and vehicles efforts. In January 2003, Mr. Peter Stickler will join us as Vice-President, Human Resources. See "Summary Description of the Business of Ballard -- Executive Officers" for a description of our executive team.

     The Corporate Restructuring will result in a restructuring charge of approximately U.S.$15 million, one third of which will be non-cash. Approximately U.S.$12 million of the restructuring charge will be recognized in the fourth quarter of 2002.

     In connection with our five-year plan, DaimlerChrysler and Ford have agreed in principle that at Ballard's request any time after December 31, 2003, they will make an equity investment of a total of Cdn$55 million, comprising Cdn$30 million by DaimlerChrysler and Cdn$25 million by Ford (the "Equity Financing Commitment"). Equity issued on the exercise of the Equity Financing Commitment will be issued at our share price at the time of the investment. The Equity Financing Commitment would replace the current obligation of DaimlerChrysler and Ford to invest up to these same amounts if we undertake certain equity offerings. We have conditionally waived the current financing obligation of DaimlerChrysler and Ford, subject to entering into a formal agreement on the Equity Financing Obligation before March 31, 2003. See "Summary Description of the Business of Ballard -- Future Funding by DaimlerChrysler and Ford" and "Summary Description of the Business of Ballard -- Acquisition of XCELLSIS and Ecostar".

     In addition to the Equity Financing Commitment, DaimlerChrysler and Ford have also agreed in principle to provide combined funding of U.S.$97 million over the next five years (primarily between 2005 to 2007) for expenses related to Ballard's next generation light-duty PEM fuel cell engine development program. Up to U.S.$28 million of this funding commitment may be in the form of an equity investment, with the balance by way of engineering services revenue. The obligations of DaimlerChrysler and Ford to provide this funding commitment is subject to Ballard achieving certain commercial and technical deliverables. This commitment is in addition to the existing engineering services revenue support provided for our current PEM fuel cell engine development programs.

COLEMAN POWERMATE

     On December 3, 2002, Coleman Powermate, Inc. ("Coleman Powermate") launched commercial sales of the AirGen(TM) fuel cell generator powered by Ballard's 1.2kW Nexa(TM) power module. The AirGen(TM) fuel cell generator is being marketed by Coleman Powermate to industrial users as a backup power system. Fuel for the generator is provided by hydrogen stored in standard, high-pressure cylinders. The cylinders are available from Praxair, Coleman Powermate's exclusive hydrogen supplier with locations throughout the United States and Canada.

HONDA SUPPLY AGREEMENT

     On December 2, 2002, we announced the signing of a supply agreement with Honda Motor Co., Ltd. ("Honda"). Under the terms of the agreement, Ballard will supply Honda with up to 32 of Ballard's 85kW Mark 902 fuel cell modules through 2005 and support services for Honda's fuel cell vehicle customer demonstrations in the United States and Japan.

MERCEDES-BENZ GLOBAL FLEET DEMONSTRATIONS

     On October 7, 2002, Ballard's alliance partner, DaimlerChrysler, unveiled its next-generation fuel cell vehicle in Stuttgart, Germany, powered by a Ballard(R) fuel cell engine. At the unveiling, DaimlerChrysler stated that it intended to introduce 60 Mercedes-Benz A-Class "F-Cell" vehicles in limited customer fleets in Europe, Japan, Singapore and the United States beginning in 2003. Mercedes-Benz A-Class "F-Cell" vehicles are DaimlerChrysler's first fuel cell cars to move from the research stage to customer demonstrations.

ACQUISITION OF ALSTOM INTEREST IN BALLARD GENERATION

     On December 18, 2002, we acquired the interest of ALSTOM (held through ALSTOM Canada Inc.) in our stationary power subsidiary, Ballard Generation, in exchange for 2,500,000 of our common shares. As part of the purchase of the interest of ALSTOM in Ballard Generation, we have also revised our licensing and distribution arrangements with ALSTOM. In the place of the exclusive distribution and manufacturing rights for Europe previously held, ALSTOM has been granted a non-exclusive world-wide right (except for Japan) to distribute our PEM fuel cell stationary power generation products. ALSTOM has agreed to a four-year hold period on 1,900,000 of the 2,500,000 common shares issued in connection with the acquisition, and a four-month statutory hold period on the balance of the shares. See "Summary Description of the Business of Ballard -- Stationary Power Alliance".

                 SUMMARY DESCRIPTION OF THE BUSINESS OF BALLARD

OVERVIEW

     We are recognized as the world leader in PEM fuel cell technology. Our principal business is the development and commercialization of PEM fuel cell systems for the power generation (under 1MW) and transportation markets. We also supply key subsystems and components that are based on technology we develop in support of our PEM fuel cell system products. We have been developing PEM fuel cells and PEM fuel cell systems for over 18 years.

     Our goal is to be the first to commercialize PEM fuel cell products and to have these products accepted as the industry standard. Our first portable fuel cell product, the 1.2kW Nexa(TM) power module, was launched in September 2001 for sale to original equipment manufacturers ("OEMs"). In 2002, Coleman Powermate launched a commercial product targeted at industrial users based on the Nexa(TM) power module. In addition to Coleman

Powermate, over 40 other customers are evaluating the Nexa(TM) power module for applications in their products. We have also launched our PEM fuel cell bus engine that will be used in 30 DaimlerChrysler-built buses sold to 10 European transit agencies and in three Gillig buses sold to the Valley Transit Authority of Santa Clara, California. Our first automotive fuel cell was delivered by an automotive OEM to a customer in 2002, with other automotive OEMs planning similar first deliveries between 2003 and 2005. We also plan to bring our first intermittent stationary PEM fuel cell power product to market in 2003 followed by our first continuous stationary PEM fuel cell power product in 2004 to be sold to the Japanese market.

     As part of our overall goal of bringing our PEM fuel cell products to market, we are also selling components of these products which can be used in a variety of applications. We are selling the following components and products:

     - electric drives for battery-powered electric vehicles;

     - natural gas and hydrogen fueled combustion engine power generators;

     - power electronics for use with microturbine, solar, and wind power generators;

     - carbon-based friction materials for automobile automatic transmissions;
       and

     - gas diffusion layers, an important component of PEM fuel cells.

     As of November 30, 2002, we had obtained approximately 670 patents worldwide and had filed approximately 970 additional patent applications worldwide.

STRATEGY

     Our goal is to convert our technology leadership into market leadership by being the leading supplier of high quality, low cost, PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives, and the first to offer these products in mass markets where they have the potential to capture a large market share. Our strategy to achieve this goal will continue to have the following key elements:

     - continue to be the leader in developing, manufacturing and launching PEM fuel cell products;

     - leverage our technology, knowledge and expertise across a variety of markets;

     - exploit early market opportunities for our subsystems and components;

     - strengthen and develop customer relationships; and

     - take an active role in shaping hydrogen fuel solutions.

     We will also continue to supply customers with key subsystems and components for PEM fuel cell and other applications that are based on technologies developed in support of our PEM fuel cell systems business, including PEM fuel cells, PEM fuel cell engines, PEM fuel cell systems, power electronics, motors, electric drives, combustion engine power generation products and gas diffusion layers.

     As part of our five-year plan, we will expand our existing strategies to include the acceleration of our product commercialization by narrowing the scope of our development activities, the leveraging of our relationships with suppliers to have them develop certain non-core components and technologies required for our products, and the further development of our non-fuel cell product lines to expand our revenue base.

PRODUCTS

     We have developed a number of portable and stationary fuel cell power generation systems and fuel cell engines for demonstration transit buses and automobiles, and are, or are working towards, producing commercially viable versions of these products. We also design, develop and manufacture a number of key subsystems and components used in our PEM fuel cell products, which also can be used in a variety of PEM fuel cell and non-fuel cell applications. The following table lists the key PEM fuel cell and non-fuel cell products we currently produce or have under development. The revenue and cost assumptions in our five-year plan are based upon sales of these products.

--------------------------------------------------------------------------------------------------------
MARKET                        PRODUCT               APPLICATION                     STATUS
--------------------------------------------------------------------------------------------------------
Portable               1.2 kW Nexa(TM) power   Portable and standby    Commercially launched in
                       module                  power (intermittent     September 2001
                                               power) -- fuel cell
--------------------------------------------------------------------------------------------------------
Stationary             1 kW natural gas        Residential             Engineering prototype completed
                       cogeneration PEM fuel   power -- fuel cell
                       cell power generator    (Japan)
                       ---------------------------------------------------------------------------------
                       Power electronics       Microturbines, solar    Currently marketing commercial
                                               and wind                units
                       ---------------------------------------------------------------------------------
                       Power electronics       Spark ignition engine   Engineering prototype completed
                                               powered generators
                       ---------------------------------------------------------------------------------
                       Natural gas combustion  Backup and standby      Commercial sales
                       engine power            power
                       generators
                       ---------------------------------------------------------------------------------
                       Hydrogen combustion     Backup and standby      Engineering prototype completed
                       engine power            power
                       generators
--------------------------------------------------------------------------------------------------------
Transportation         Light-duty fuel cell    Automobiles             Engineering prototypes are being
                       engine                                          tested by various automobile
                                                                       manufacturers, including
                                                                       DaimlerChrysler, Ford, Nissan and
                                                                       Mazda
                       ---------------------------------------------------------------------------------
                       Heavy-duty fuel cell    Transit buses           Introduced for use in
                       engine                                          demonstration and testing
                                                                       programs
                       ---------------------------------------------------------------------------------
                       Mark 900 series fuel    Automobiles             Engineering prototypes supplied
                       cells                                           for testing and evaluation to
                                                                       various automobile manufacturers,
                                                                       including DaimlerChrysler, Ford,
                                                                       Honda, Nissan and Mazda
                                                                       Fleet demonstration commenced by
                                                                       Honda
                       ---------------------------------------------------------------------------------
                       Electric drives         Airport ground support  Commercial sales
                                               equipment
                       ---------------------------------------------------------------------------------
                       Carbon friction         Automobile automatic    Commercial sales
                       materials               transmissions
--------------------------------------------------------------------------------------------------------
Other                  Gas diffusion layers    Fuel cells              Commercial sales
                       (a key component of a
                       fuel cell) (1)
--------------------------------------------------------------------------------------------------------

(1) Gas diffusion layers are a key component of the membrane electrode assembly, the part of the PEM fuel cell where the electrochemical reaction takes place. They provide for the distribution of the reactant gases (hydrogen and oxygen) to the proton exchange membrane, act as electrodes to collect and deliver electrons resulting from the electrochemical reaction and remove the resultant product water from the membrane.

     We plan to base our next generation heavy-duty PEM fuel cell engine on our next generation light-duty PEM fuel cell engine. We therefore do not plan to undertake any significant additional development of our current generation heavy-duty PEM fuel cell engine. We believe the current generation heavy-duty PEM fuel cell engine is sufficiently developed to support the currently announced bus demonstration plans of our customers and to obtain engineering test information to develop the next generation heavy-duty PEM fuel cell engine.

     The following initial fuel cell products have been launched:

     - 2001 -- Nexa(TM) power module introduced in September 2001 -- which has now been incorporated into Coleman Powermate's AirGen(TM) fuel cell power generator; and

     - 2002 -- heavy-duty PEM fuel cell bus engines introduced in October 2002.

     We plan to bring the following PEM fuel cell products to market as follows:

     - 2003 -- an intermittent use stationary PEM fuel cell power generator;

     - 2004 -- a continuous use 1kW natural gas cogeneration PEM fuel cell power generator for initial limited sale in the Japanese residential market; and

     - 2002-2005 -- automotive PEM fuel cell products for customer testing, depending on the roll-out plans of our automotive customers.

     A consequence of the narrowing of the focus of our internal product development activities as part of the Corporate Restructuring, will be the suspension or cancellation of certain development programs. We had already commenced this process in October 2002 when we announced the suspension of our 60 kW hydrogen powered PEM fuel cell stationary power generator. We are also suspending our research and development programs for our natural gas-fueled 10 kW PEM fuel cell stationary power generator and our 5 kW PEM fuel cell auxiliary power units, each of which has been developed to the engineering or working prototype stage.

REGULATORY ENVIRONMENT

     Environmental laws and regulations in the United States (particularly the California zero emission vehicle regulations), Canada and other countries continue to play a role in technology advancement and market adoption of fuel cells. However, opponents of some of these initiatives have sought to delay or prevent their implementation. In particular, the Bush administration joined several automotive OEMs and auto dealers in requesting and successfully obtaining a preliminary injunction preventing the California Air Resources Board from enforcing these regulations with respect to the sale of new motor vehicles in the 2003 and 2004 model years, pending final resolution of the litigation. The California Air Resources Board has appealed the preliminary injunction to the United States Court of Appeals for the Ninth Circuit. Because the preliminary injunction was based upon an argument that the current regulations regulated vehicle fuel economy, an area of U.S. federal jurisdiction, the California Air Resources Board is considering proposals to revise its regulations to address the preemption issues raised in the litigation and current conditions in emission technology development. While the California Air Resources Board remains committed to maintaining the zero emission vehicle mandate, its current proposals contemplate a possible delay in its implementation and a reduction in the percentage of zero emission vehicles required to be sold in California prior to 2011.

FUEL PROCESSING BUSINESS

     We have developed proprietary fuel processing technology to process natural gas, methanol and petroleum to produce hydrogen specifically for use in PEM fuel cells. Automotive OEMs have decided to initially concentrate on hydrogen based PEM fuel cell powertrains for their vehicles. As a result, fuel processing requirements to provide hydrogen for fuel cell vehicles would be part of the fueling station infrastructure. In addition, natural gas fuel processing solutions will likely be available from third party suppliers for stationary applications. As a result of the Corporate Restructuring, we are actively exploring opportunities to restructure our fuel processing business through a partnership, joint venture, licensing or sale of this business.

ACQUISITION OF XCELLSIS AND ECOSTAR

     Effective November 30, 2001, we acquired the interests of DaimlerChrysler and Ford in XCELLSIS and Ecostar and completed certain related transactions (together, the "Transaction"). Before the Transaction, XCELLSIS (now Ballard Power AG) and Ecostar (now Ballard Power US) were owned by us jointly with DaimlerChrysler and Ford. The key elements of the Transaction were as follows:

     Ballard acquired

     - from DaimlerChrysler, its 51.5% interest in XCELLSIS and 17.0% interest in Ecostar in exchange for 9,405,271 common shares of Ballard, and

     - from Ford, its 21.8% interest in XCELLSIS and 62.1% interest in Ecostar in exchange for 8,998,252 common shares of Ballard, such that Ballard will ultimately own 100% of XCELLSIS and Ecostar. To complete the acquisition of XCELLSIS in an efficient manner under German tax law, DaimlerChrysler's interest in XCELLSIS is being transferred to us in two stages. We acquired 1.6% of XCELLSIS from DaimlerChrysler on November 30, 2001, such that, together with the interest in XCELLSIS acquired from Ford, we own 50.1% and therefore have majority control of XCELLSIS. We will acquire the remainder of DaimlerChrysler's interest in XCELLSIS on or before November 15, 2004 in exchange for 7,613,212 of our common shares.

     As part of the Transaction, we entered into a new alliance agreement (the "Third Alliance Agreement") with DaimlerChrysler and Ford, which replaces the agreement that previously governed our vehicular alliance, and DaimlerChrysler and Ford invested a total of Cdn$55 million in Ballard by way of a private placement of 2,023,173 common shares of Ballard. DaimlerChrysler and Ford also agreed to invest a further Cdn$55 million in Ballard by participating in any equity offering we undertake before November 30, 2004 in approximate proportion to their respective percentage ownership of Ballard at the closing of the Transaction (assuming the purchase of DaimlerChrysler's entire interest in XCELLSIS) (the "Follow-On Financing"). See "Strategic Alliances -- Vehicular Alliance" in our Annual Information Form dated April 30, 2002 for details of the Transaction and the Third Alliance Agreement. A redacted copy of the Third Alliance Agreement may be inspected during normal business hours at the offices of Lang Michener in both Vancouver, British Columbia and Toronto, Ontario during the course of the distribution of the Purchased Shares.

     Audited consolidated financial statements for XCELLSIS and Ecostar as of December 31, 2000 and 1999 and for the years or periods ended December 31, 2000, 1999 and 1998, are incorporated herein by reference. The following additional statements are included in this prospectus: a pro forma income statement of Ballard (showing the combination of Ballard, XCELLSIS and Ecostar) for the year ended December 31, 2001; unaudited consolidated financial statements of XCELLSIS for the 11 months ended November 30, 2001; and unaudited consolidated financial statements of Ecostar for the 11 months ended November 30, 2001.

FUTURE FUNDING BY DAIMLERCHRYSLER AND FORD

     On December 6, 2002, DaimlerChrysler and Ford agreed in principle to the Equity Financing Commitment, which when implemented will replace the Follow-On Financing obligation. Implementing the Equity Financing Commitment will require a formal amendment of the Third Alliance Agreement. We have conditionally waived the Follow-On Financing obligation in respect of this Offering, subject to the entering into of the amendment to the Third Alliance Agreement required to implement the Equity Financing Commitment by March 31, 2003. If we fail to achieve an agreement on such amendment, DaimlerChrysler and Ford will remain subject to the Follow-On Financing obligation. Regardless of whether the Equity Financing Commitment or the Follow-On Financing obligation is in effect, DaimlerChrysler and Ford will still be entitled to exercise certain rights they have under the Third Alliance Agreement to purchase additional common shares of Ballard to maintain at least a 23.32% (in the case of DaimlerChrysler) and 19.18% (in the case of Ford) ownership interest in us. However, DaimlerChrysler and Ford have confirmed that they will not exercise their rights under the Third Alliance Agreement to subscribe for additional equity in Ballard in connection with the Offering.

     To account for the additional equity investments contemplated by the Equity Financing Commitment and up to U.S.$28 million of the new U.S.$97 million in proposed funding by DaimlerChrysler and Ford, we, DaimlerChrysler and Ford have also agreed, in principle, to amend the Third Alliance Agreement to permit the combined ownership of DaimlerChrysler and Ford in Ballard to exceed the limitation specified in the Third Alliance Agreement of 42.5%, solely as a result of those equity investments, provided their cumulative ownership does not exceed 45%. See "Recent Developments -- Five-Year Plan and Restructuring".

STATIONARY POWER ALLIANCE

     In 2001, we commenced a process of simplifying our PEM fuel cell stationary power alliance in order to improve our ability to bring our stationary fuel cell products to market. We acquired the interests of EBARA Corporation and ALSTOM in our stationary power subsidiary, Ballard Generation, in December 2001 and on December 18, 2002, respectively. We have agreed to acquire the interest of FirstEnergy, the only other shareholder in Ballard Generation, in exchange for 1,366,063 of our common shares. On the completion of the purchase of FirstEnergy's interest, we will own 100% of Ballard Generation and will have full control over the development of our PEM fuel cell stationary power generation products, and EBARA, ALSTOM and FirstEnergy will be able to focus on the distribution of these products in their respective territories. EBARA BALLARD Corporation, which is jointly owned by Ballard Generation and EBARA, continues to have exclusive rights to manufacture, market, distribute, sell and service our PEM fuel cell stationary power generators in Japan. ALSTOM has a non-exclusive, world-wide right (except for Japan) to distribute our PEM fuel cell stationary power generators. FirstEnergy has been appointed as a non-exclusive distributor of our PEM fuel cell stationary power generators in the North Central and Northeastern United States.

JOINT DEVELOPMENT AGREEMENTS

     In October 2002, we completed our joint development and product prototype agreement with Millenium Cell Inc. and restructured our relationship. We converted the U.S.$2.4 million prepaid license we originally paid to Millenium Cell to a three-year U.S.$2.4 million convertible debenture of Millenium Cell. The debenture is convertible into common shares of Millenium Cell at U.S.$4.25 per share and earns interest at current market rates.

     We have restructured our relationship with MicroCoating Technologies Inc. In exchange for U.S.$360,000, we obtained a three-year non-exclusive license to MicroCoating's chemical combustion vapor disposition ("CCVD") technology. In addition, we are no longer required to provide any further funding for the CCVD process for fuel cell applications. We continue to work with MicroCoating in defining the requirements needed for the CCVD technology to be successful for fuel cells. We continue to hold approximately 3% of the outstanding shares of MicroCoating.

     We have restructured our relationship with QuestAir Technologies Inc. We are no longer providing any development funding for QuestAir's hydrogen purification or oxygen enrichment technologies for fuel cell applications. We continue to have non-exclusive access to QuestAir's technology for fuel cell applications and we continue to own shares of QuestAir.

LIQUIDITY AND CAPITAL RESOURCES

     As at November 30, 2002, we had cash, cash equivalents and short-term investments totaling U.S.$283 million. We will use our funds to meet capital funding requirements for the development and commercialization of products in our target markets. This includes research and product development for PEM fuel cells, PEM fuel cell systems, PEM fuel cell products, combustion engine power generation products, power electronics and electric drives, the purchase of equipment for our manufacturing facilities and the further development of high-volume manufacturing processes and business systems, and the development of our product distribution and service capabilities. Our actual funding requirements will vary depending on a variety of factors, including our success in executing the Corporate Restructuring, the progress of our research and development efforts, our relationships with our strategic partners, our commercial sales, our ability to control working capital and the results of our development and demonstration programs.

     We expect to incur negative EBITDA (earnings before interest, taxes, depreciation and amortization) for the next several years as we continue to make investments in research and product development activities required to commercialize our products. However, assuming that we successfully execute our five-year plan, we believe that we will achieve positive EBITDA at the end of 2007.

     In 2002, we expect our cash requirements for ongoing operations and capital expenditures, excluding acquisition and business integration and restructuring costs, to be between U.S.$122 million and U.S.$142 million plus U.S.$36 million in cash requirements related to acquisition and business integration and restructuring costs as a result of the acquisition of Ballard Power AG and Ballard Power US. Of the additional U.S.$36 million, U.S.$18 million is related to paying accruals of costs made in 2001. The 2002 expenditures are for severance, the closure of facilities and other expenditures associated primarily with realizing synergies from the acquisition of Ballard Power AG and Ballard Power US. For the nine months ended September 30, 2002, we expended U.S.$132.5 million of cash for ongoing operations and capital expenditures, which included U.S.$26.8 million for acquisition and business integration and restructuring expenditures. Of the U.S.$26.8 million in business integration and restructuring cost, U.S.$14.8 million related to paying accruals of costs made in 2001.

     Assuming we successfully execute the first year of our five-year plan, we expect that our cash requirements for ongoing operations and capital expenditures in 2003, excluding restructuring costs and merger and acquisition activities, will be approximately U.S.$80 million. Cash requirements related to restructuring expenses are expected to be U.S.$10 million in 2003.

     DaimlerChrysler and Ford have agreed in principle to the Equity Financing Commitment and to provide an additional U.S.$97 million to fund expenses related to Ballard's next generation light-duty PEM fuel cell engine development program. To implement these commitments, a formal amendment to the Third Alliance Agreement must be executed. See "Recent Developments" and "Summary Description of the Business of Ballard -- Future Funding by DaimlerChrysler and Ford".

     We believe that, assuming that we successfully execute our five-year plan (including its revenue and cost assumptions), our cash, cash equivalents and short-term investments (before this Offering), the current (Cdn$55 million) and proposed new (U.S.$97 million) commitments of DaimlerChrysler and Ford, will provide us with sufficient capital to fund our operations into early 2007. Based on these same plan and funding assumptions, we believe that as a result of the Offering we have sufficient cash resources to fund our operations beyond 2007 and, therefore, have significantly improved our ability to achieve positive cash flow from operations. If we experience significant cost overruns on any of our programs and cannot obtain additional funds to cover such overruns, certain of our research and development activities or investments in manufacturing capacity may be delayed or eliminated. This may result in delays in the commercialization of our products. In addition, we regularly review acquisition opportunities and may consider expanding our business beyond what is currently contemplated in our five-year plan. Depending on the financing requirements of a potential acquisition or new product opportunity, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue a potential acquisition or new product opportunity.

DIRECTORS

     The following table lists our directors:

NAME                                  PRINCIPAL OCCUPATION                   POSITION WITH BALLARD
----                                  --------------------                   ---------------------
Firoz Rasul.........................  Chairman of the Board and Chief        Chairman of the Board
                                      Executive Officer of Ballard           and Chief Executive
                                                                             Officer
Charles Baillie.....................  Chairman and Chief Executive           Director
                                      Officer, TD Bank Financial Group
Stephen Bellringer..................  Chairman, Anthem Properties Corp.      Director
James D. Donlon III.................  Senior Vice-President -- Controlling   Director
                                      Chrysler, DaimlerChrysler
                                      Corporation
Prof. Jurgen Hubbert................  Member, Board of Management,           Director
                                      Mercedes-Benz and SMART,
                                      DaimlerChrysler
Ed Kilroy...........................  President, IBM Canada Ltd.             Director
Denise Morrison.....................  Executive Vice President and General   Director
                                      Manager, Snacks Division, Kraft
                                      Foods North America
John Rintamaki......................  Chief of Staff, Ford                   Director
Dr. Gerhard Schmidt.................  Vice President, Research & Advanced    Director
                                      Engineering, Ford
Dr.-Ing. Hans-Joachim Schopf........  Senior Vice President, Development,    Director
                                      Mercedes-Benz Passenger Cars and
                                      SMART, DaimlerChrysler
John Sheridan.......................  President, Bell Canada                 Director
Douglas Whitehead...................  President and Chief Executive          Director
                                      Officer, Finning International Inc.

ELECTION OF DIRECTORS BY DAIMLERCHRYSLER AND FORD

     As part of the vehicular alliance, each of DaimlerChrysler and Ford has been granted certain rights to elect a number of directors to our board in proportion to its percentage ownership interest in us (which percentage for this purpose includes the shares that DaimlerChrysler will be issued by November 15, 2004 in exchange for its 49.9% interest in Ballard Power AG). These rights are exercised through two classes of our shares consisting of one share each. Both such shares are held by a holding company which is jointly owned by us, DaimlerChrysler and Ford.

During any election of our directors, each of DaimlerChrysler and Ford may exercise the rights attached to these shares to elect the permitted number of directors. DaimlerChrysler and Ford also have agreed to exercise all voting rights they have in connection with the election of directors through these shares and have otherwise agreed not to vote their common shares for the election of directors (other than to provide a proxy to vote in favour of the election of directors nominated by our management). From our current board, James D. Donlon III, Prof. Jurgen Hubbert and Dr.-Ing. Hans-Joachim Schopf are appointees of DaimlerChrysler, and John Rintamaki and Dr. Gerhard Schmidt are appointees of Ford.

CORPORATE GOVERNANCE

     Over the past year, a number of legislative and regulatory initiatives have been introduced in Canada and the United States that are aimed at improving corporate governance, accountability and responsibility. We have been monitoring these initiatives as they have developed, to ensure that Ballard is in compliance and following best corporate governance practices at all times.

     As a result of a review of our corporate governance practices in light of the new legislation and regulatory initiatives, we have made certain changes, and will be making further changes, to our board and committee composition and have improved certain aspects of our corporate governance. Our board of directors currently consists of 12 directors, half of whom are related directors and half of whom are unrelated, independent directors. Effective at our next annual meeting of shareholders in May 2003, our board will expand to 13 directors, and certain changes are intended to be made to ensure a majority of the board is composed of independent directors. "Independence" will be judged based on the criteria set out by the TSX, Nasdaq and any applicable laws or regulations.

     There are currently three standing committees of the board: the Audit Committee, the Corporate Governance & Nominating Committee, and the Management Development & Compensation Committee. In December 2002, we made our Audit Committee composition entirely independent and significantly expanded the committee's responsibilities. We plan to make our Management Development & Compensation Committee independent as well, effective immediately after our next meeting of shareholders in May 2003. We also plan to expand the responsibilities of the Management Development & Compensation Committee to include the director nomination function, which was previously the responsibility of the Corporate Governance & Nominating Committee. In conjunction with these planned changes, the names of the committees and their mandates will be changed accordingly.

     In response to the new corporate governance initiatives, we have also improved other areas of our corporate governance practices. These changes include expanding our director education program and improving our internal disclosure controls and procedures. We will continue to monitor the various corporate governance initiatives as they develop and evolve over the next few months and will continue to adapt to new requirements to ensure that we are at all times following best practices.

EXECUTIVE OFFICERS

     The following table lists our executive officers following the Corporate
Restructuring:

NAME                                           AGE   POSITION
----                                           ---   --------
Firoz Rasul (1)..............................  50    Chairman of the Board and Chief Executive
                                                     Officer
Dennis Campbell (1)..........................  54    President and Chief Operating Officer
Lee Craft....................................  60    Vice President, Operations
Noordin Nanji................................  43    Vice President, Corporate Strategy &
                                                     Development and Corporate Secretary
David Smith..................................  44    Chief Financial Officer
Peter Stickler (2)...........................  52    Vice President, Human Resources
Fred Vasconcelos.............................  56    Vice President and Chief Technology Officer
Ross Witschonke..............................  53    Vice President, Sales & Marketing

---------------

(1) As announced on July 16, 2002, on or before March 31, 2003, Mr. Campbell will assume the position of Chief Executive Officer and Mr. Rasul will remain Chairman of the Board.

(2) Effective January 2003.

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

     The following are biographies of our executive officers following the Corporate Restructuring:

     FIROZ RASUL has been a Director and the Chief Executive Officer of Ballard since 1989. He has been the Chairman of the Board since May 1999. From 1989 to May 1999, he served as President of Ballard. Before joining Ballard, Mr. Rasul was the Vice-President of Marketing and Sales for MDI Mobile Data International from 1981 to 1988. Mr. Rasul previously has served as a Director of BC Telecom Inc. and Royal Bank Capital Management. Mr. Rasul has a Bachelor of Science degree in Industrial Engineering from the University of Hertfordshire in the United Kingdom and a Master's degree in Business Administration from McGill University.

     DENNIS CAMPBELL was appointed President and Chief Operating Officer of Ballard in July 2002. Before joining Ballard, Mr. Campbell was President and Chief Executive Officer of Home Care Industries, a leading filter system manufacturer. He has also held positions with Nash Engineering (President and Chief Executive Officer), United Technologies (Executive Vice President, Sikorsky Aircraft), and Cummins Engine Company (Vice President, Power Generation Americas, Onan Corporation). Mr. Campbell holds a Bachelor of Science degree in Aerospace Engineering from the University of Oklahoma and a Master's degree in Business Administration from Wayne State University in Michigan.

     LEE CRAFT was appointed Vice-President, Operations on December 9, 2002. Mr. Craft is responsible for worldwide manufacturing operations, supply chain and quality functions. Mr. Craft joined Ballard in May 2002 as our Vice-President, Manufacturing. Prior to joining Ballard, Mr. Craft was the Vice-President and Director of Manufacturing Operations of the Motorola Computer Group from 2000 to 2002. Mr. Craft has held a number of manufacturing and operations positions, including Vice President, Supply Chain Management and Quality; Vice President and Director, Manufacturing and Services; and Vice President and Director, Group Operations and Service since joining Motorola Inc. in 1986. Prior to joining Motorola, Mr. Craft spent 21 years at General Electric, in a variety of positions. Mr. Craft holds a Bachelor of Science, Business Administration, from Christopher Newport College in Newport News, Virginia, and a Master's degree in Business Administration, from Golden Gate University in San Francisco, California.

     NOORDIN NANJI was appointed Vice President, Corporate Strategy & Development and Corporate Secretary on December 9, 2002 (previously, Vice President, Strategic Development and Corporate Secretary since January 2000) and is primarily responsible for corporate strategy, identifying and leading partnering and business acquisition opportunities, negotiations with key suppliers and strategic partners, and managing our intellectual property and legal affairs. From June 1999 to January 2000, Mr. Nanji was our Vice-President, Corporate Affairs; from December 1998 to June 1999, he was Vice President and General Counsel; and from July 1998 to December 1998, he was our Corporate Secretary. Before joining us, Mr. Nanji was a partner at the law firm of Lang Michener Lawrence & Shaw from 1989. Mr. Nanji has a Bachelor's degree in Law from Osgoode Hall Law School at York University.

     DAVID SMITH was appointed Chief Financial Officer on December 9, 2002. His areas of responsibility include finance, accounting and information systems. Mr. Smith was Vice President, Controller from October 2000 to December 2002. Immediately prior to joining Ballard, he was Vice-President, Corporate Relations with Placer Dome Inc. From 1997 to 1999, he was Placer Dome's Vice-President, Business Development, and from 1984 to 1997, Mr. Smith held the positions of regional Vice-President and Chief Financial Officer with Placer Dome in the United States, Chile and Canada. Mr. Smith is a Certified Public Accountant and holds a Bachelor of Science degree, Business Administration, from California State University, Sacramento.

     FRED VASCONCELOS was appointed Vice President and Chief Technology Officer in November 2001. Mr. Vasconcelos was our Vice-President, Product Development from October 2000 to November 2001. Prior to joining Ballard, Mr. Vasconcelos was Vice-President of Operations for the Twin Cities Operations of Seagate Technology. Joining Seagate in 1995, Mr. Vasconcelos held other executive positions such as Vice-President of Engineering for the Twin Cities Operations, Vice-President of Operations for Mobile Products in San Jose and Executive Director of Seagate's Mobile Products Engineering Group in Los Gatos. Mr. Vasconcelos holds a Bachelor of Science degree in Electrical Engineering with High Honors from Northeastern University, Boston.

     ROSS WITSCHONKE was appointed Vice President, Sales and Marketing on December 9, 2002. Mr. Witschonke was Vice-President of our Electric Drive & Power Conversion Division from November 2001 until December 2002. Prior to November, Mr. Witschonke held the position of President and Chief Executive Officer of Ecostar. Prior to joining Ecostar in 1998, Mr. Witschonke was the Director of New Generation Vehicles for Ford Motor Company. Other past positions with Ford were Senior Managing Director, Mazda Motor Corporation, Director of Technical

Affairs, Ford Asia-Pacific and Program Manager -- Taurus/Sable. Mr. Witschonke has a Bachelor of Science degree in Applied Science and Engineering from the United States Military Academy, West Point, New York and a Masters of Administrative Science from the University of Alabama, Huntsville, Alabama.

     PETER STICKLER will join Ballard as Vice President, Human Resources in January 2003. Mr. Stickler will be responsible for leading Ballard's global human resources function. Before joining Ballard, Mr. Stickler held a number of senior leadership positions with Ford, including: Director of Organizational Effectiveness, Director, Human Resources for Ford North America, and Vice President of Human Resources for Visteon Automotive Systems. Mr. Stickler's career in Human Resources with Ford extends nearly 28 years. Mr. Stickler is Executive Leadership Fellow for the Institute for Global Ethics. Mr. Stickler holds a Masters degree in Labor and Industrial Relations from Michigan State University and a Bachelor's degree in Social Sciences from St. John's University, both in the United States.

TERMINATION AGREEMENTS

     On November 30, 2002, Mr. Paul Lancaster and Mr. Michael Murry agreed to terminate their respective employment with Ballard effective January 6, 2003. Ballard will pay to Mr. Lancaster and Mr. Murry termination and non-competition payments of approximately Cdn$1.3 million and Cdn$1.2 million, respectively. These payments will be made, at the option of Ballard, in cash, common shares or a combination of both. If common shares form part of these payments, Ballard has agreed to compensate Mr. Lancaster or Mr. Murry, as applicable, for any net losses incurred by either as a result of the sale of any such common shares by February 6, 2003. Mr. Lancaster and Mr. Murry are obligated to repay to Ballard their outstanding loans, in the amounts of Cdn$350,000 and Cdn$300,000, respectively, by February 6, 2003.

                          DESCRIPTION OF SHARE CAPITAL

SHARE CAPITAL

     Our authorized share capital currently consists of an unlimited number of common shares, an unlimited number of preferred shares, one Class A share and one Class B share. As of December 17, 2002, our issued share capital consisted of 105,587,874 common shares, one Class A share and one Class B share. See "Capitalization" for details of our obligations to issue shares. Our common shares are listed and trade on the TSX under the symbol BLD and on Nasdaq under the symbol BLDP.

     The holders of our common shares are entitled to one vote for each share held on all matters to be voted on by such shareholders and, subject to the rights and priorities of the holders of preferred shares, are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor and to receive our remaining property, after satisfaction of all outstanding liabilities, on liquidation, winding-up or dissolution.

     Our preferred shares are issuable in series, and our board of directors is entitled to determine the designation, preferences, rights, conditions, restrictions, limitations and prohibitions to be attached to each series of such shares. At present, there are no preferred shares outstanding.

CLASS A SHARE AND CLASS B SHARE

     Our outstanding Class A share and Class B share are held by DBF Pref Share Holdings Inc., a corporation owned by Ballard (50%), DaimlerChrysler (25%) and Ford (25%). The rights attached to these shares permit DaimlerChrysler and Ford to exercise their rights to appoint directors to our board and permit DaimlerChrysler and Ford nominees to exercise rights whereby certain decisions of our board of directors may not be undertaken without approval by a number of directors equal to one director more than a majority of the directors who are entitled to vote and who do vote on such decision, including at least one of the directors appointed by DaimlerChrysler or Ford (the "Limited Voting Provisions"). As a result, the decisions of our board of directors which are subject to the Limited Voting Provisions cannot be undertaken if all the DaimlerChrysler and Ford appointees to our board of directors attend the meeting and vote against the matter under consideration. If any director appointed by DaimlerChrysler or Ford is absent or abstains, a simple majority will suffice, which majority need not include one of the directors appointed by DaimlerChrysler or Ford.

     The decisions of the board that are subject to the Limited Voting Provisions include (a) the sale of substantially all of our assets, (b) any amalgamation, arrangement or statutory reorganization of Ballard with another entity, (c) any amendment of our articles and those amendments to our by-laws that are inconsistent with the agreement governing the vehicular alliance, (d) the approval of our annual business plan or budget, (e) capital investments or sales that are not provided for in the annual budget and together initially exceed Cdn$15 million, and (f) investments in third parties that are not provided for in the annual budget and initially exceed Cdn$25 million.

     The Limited Voting Provisions will cease to apply to DaimlerChrysler and Ford collectively if they do not own in the aggregate at least (a) one-third of our outstanding common shares, not including shares we issue in connection with an acquisition or investment in a third party that is subject to the Limited Voting Provisions, and (b) 20% of all of our outstanding common shares. In addition, the Limited Voting Provisions will cease to apply to DaimlerChrysler and Ford collectively if either of them (a) sells the common shares of Ballard (the "Ballard Base Shares") they held at the end of the Transaction (including the common shares they received or will receive for their interests in XCELLSIS and Ecostar) to a third party, (b) no longer owns a sufficient number of our common shares to elect a director, or (c) fails to elect a director when entitled to do so.

     If the Limited Voting Provisions cease to apply to DaimlerChrysler and Ford collectively, it will be possible for the Limited Voting Provisions to apply to either of them individually if either DaimlerChrysler or Ford first acquires at least 37.92% of our outstanding common shares or all of the Ballard Base Shares of the other party, and then retains ownership of all Ballard Base Shares and at least (a) one-third of our outstanding common shares, not including shares we issue in connection with an acquisition or investment in a third party that is subject to the Limited Voting Provisions, or (b) 20% of all of our outstanding common shares.

                                  UNDERWRITING

     Under an agreement dated as of December 11, 2002 (the "Underwriting Agreement") among Ballard and RBC Dominion Securities Inc., CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc. and UBS Bunting Warburg Inc., Ballard has agreed to sell and the Underwriters have agreed to purchase the Purchased Shares at a price of Cdn$20.25 per share or U.S.$13.016 per share (the "Offering Price"), for aggregate consideration of Cdn$155,925,000 or U.S.$100,223,200, payable in cash against delivery of the share certificates for the Purchased Shares. Subject to compliance with all necessary legal requirements and the terms and conditions of the Underwriting Agreement, the closing of the Offering is expected to take place on December 30, 2002 or such later date as Ballard and the Underwriters may agree, but in any event not later than January 29, 2003 (the "Closing Date"). The Underwriters propose initially to offer the Purchased Shares at the Offering Price. After the Purchased Shares are released for sale, the public offering price and other terms may be varied from time to time by the Underwriters. The Underwriters' overall compensation will decrease by the amount by which the aggregate price paid for the Purchased Shares by the purchasers is less than the gross proceeds paid by the Underwriters to Ballard.

     Pursuant to the Underwriting Agreement, Ballard granted the Underwriters an option, exerciseable up to the time of filing this prospectus, to purchase up to an additional 1,900,000 common shares at the Offering Price, less the Underwriters' fee. The Underwriters did not exercise this option.

     The Underwriting Agreement provides for payment by Ballard to the Underwriters of a fee of Cdn$0.81 per Purchased Share or U.S.$0.52 per Purchased Share, for an aggregate fee of Cdn$6,237,000 or U.S.$4,008,928, for various services rendered to Ballard in connection with the Offering. The Offering Price of the Purchased Shares was determined by negotiation between Ballard and the Underwriters.

     The Offering Price and Underwriters' fee are payable in Canadian or U.S. dollars based upon the prevailing U.S.-Canadian dollar exchange rate as of December 11, 2002, the date the preliminary prospectus was filed in connection with the Offering. The aggregate Offering Price and Underwriters' fee amounts set out above are calculated based upon this exchange rate; however, the actual aggregate Offering Price and Underwriters' fee received on closing may be a greater or lesser amount depending upon changes in currency exchange rates.

     The obligations of the Underwriters under the Underwriting Agreement are conditional and may be terminated at their discretion upon the occurrence of certain stated events. The Underwriting Agreement also provides that the obligations of the Underwriters to pay for and accept delivery of the Purchased Shares are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are, however, obligated, to take up and pay for all of the Purchased Shares if any of the Purchased Shares are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that Ballard will indemnify the Underwriters and their directors, officers, employees and agents against certain liabilities and expenses or will contribute to payments that the Underwriters may be required to make in respect thereof.

     The Offering is being made concurrently in the United States and in all the provinces of Canada pursuant to the multijurisdictional disclosure system. Subject to applicable law, the Underwriters may offer the Purchased Shares outside the United States and Canada. Broker-dealer affiliates of certain of the Underwriters named above may sell Purchased Shares in the United States, Canada or elsewhere, as the case may be, in each case pursuant to applicable law.

     Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the Underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase common shares. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and to applicable law, the Underwriters may over-allot or effect transactions in connection with the Offering that stabilize or maintain the market price of the common shares at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     In order to facilitate the Offering in the United States, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the common shares for their own account. In addition, to cover over-allotments or to stabilize the price of the common shares, the Underwriters may bid for, and purchase, common shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the common shares in the Offering, if the syndicate repurchases previously distributed common shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     We have agreed that, without the prior written consent of RBC Dominion Securities Inc. on behalf of the Underwriters (such consent not to be unreasonably withheld), we will not, during the period ending on the earlier of the termination of the Underwriting Agreement or 90 days after the closing of this Offering (a) offer, pledge, sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such common shares or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The foregoing sentence will not apply to the sale of any common shares (a) pursuant to the Underwriting Agreement, (b) pursuant to our share incentive plans, (c) on the exercise of outstanding warrants or the conversion or exchange of convertible or exchangeable securities outstanding on the date of this prospectus, and (d) as otherwise described under the heading "Capitalization".

     The Canadian chartered bank affiliate of RBC Dominion Securities Inc. has provided credit facilities to Ballard. The Canadian chartered bank affiliate of TD Securities Inc. has provided a credit facility to Ballard in connection with its forward exchange contracts. CONSEQUENTLY, BALLARD MAY BE CONSIDERED TO BE A CONNECTED ISSUER OF THESE UNDERWRITERS UNDER APPLICABLE SECURITIES LEGISLATION. As at December 17, 2002, the aggregate current indebtedness of Ballard to the bank affiliate of RBC Dominion Securities Inc. was nil and to the bank affiliate of TD Securities Inc. was nil. Ballard is not in default of its obligations to either bank regarding this indebtedness. The decision of each of RBC Dominion Securities Inc. and TD Securities Inc. to underwrite this Offering was made independently of the bank to which it is affiliated. Mr. Charles Baillie, one of our directors, is the Chairman of the Board and Chief Executive Officer of a Canadian chartered bank that is an affiliate of TD Securities Inc., one of our Underwriters.

                       CERTAIN INCOME TAX CONSIDERATIONS

CERTAIN CANADIAN FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS

     The following summarizes the principal Canadian federal income tax considerations generally applicable to the holding and disposition of common shares by a holder (a) who, for the purposes of the Income Tax Act (Canada) (the "Tax Act"), is not resident in Canada, deals at arm's length and is not affiliated with Ballard, holds the common shares as capital property and does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada-United States Income Tax Convention (the "Treaty"), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) common shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Treaty. The common shares will generally be considered to be capital property of a holder unless such shares are held in the cause of carrying on a business, or in a venture or concern in the nature of trade. Holders who meet all such criteria in clauses (a) and (b) are referred to herein as a "U.S. Holder" or "U.S. Holders", and this summary only addresses such U.S. Holders. The summary does not deal with special situations, such as particular circumstances of traders or dealers, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), or otherwise.

     This summary is based on the current provisions of the Tax Act and the regulations thereunder, all proposed amendments to the Tax Act and regulations (the "Proposed Amendments") publicly announced by the Minister of Finance (Canada) to the date hereof, the current provisions of the Treaty and the current administrative practices of the Canada Customs and Revenue Agency. It has been assumed that the Proposed Amendments will be enacted as proposed and that there will be no other relevant change in any governing law, the Treaty or administrative policy, although no assurance can be given in these respects. This summary does not take into account provincial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein.

     This summary is not exhaustive of all possible Canadian income tax consequences. It is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder of common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder's particular circumstances. EACH HOLDER SHOULD CONSULT THE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE INCOME TAX CONSEQUENCES APPLICABLE TO THE HOLDER'S OWN PARTICULAR CIRCUMSTANCES.

     DIVIDENDS

     Dividends paid or credited or deemed to be paid or credited by us to a U.S. Holder are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder is generally limited to 15% of the gross dividend (or 5% in the case of corporate shareholders owning at least 10% of our voting shares).

     DISPOSITIONS

     A U.S. Holder is not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a common share in the open market unless the share is "taxable Canadian property" to the holder thereof, and even then only if the U.S. Holder is not entitled to relief under the Treaty.

     A common share will be taxable Canadian property to a U.S. Holder if, at any time during the 60 month period ending at the time of disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm's length (or the U.S. Holder together with such persons) owned, or had options, warrants or other rights to acquire, 25% or more of our issued shares of any class or series. In the case of a U.S. Holder to whom common shares represent taxable Canadian property, no tax under the Tax Act will be payable on a capital gain realized on a disposition of such shares in the open market by reason of the Treaty unless the value of such shares is derived principally from real property situated in Canada. We believe that the value of our common shares is not derived principally from real property situated in Canada, and that no tax will be payable under the Tax Act on a capital gain realized by a U.S. Holder on a disposition of common shares in the open market.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS

     The following summary describes certain United States federal income tax considerations with respect to the ownership of common shares by U.S. Holders (as defined below for the purposes of this summary) (a) who are residents of the United States for purposes of the Treaty, (b) whose common shares would not, for purposes of the Treaty, be effectively connected with a permanent establishment or fixed base in Canada and (c) who otherwise would qualify for the full benefits of the Treaty. Except where noted, this summary deals only with common shares held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, traders in securities who elect to mark-to-market their securities, persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons actually or constructively owning 10% or more of our voting stock, or persons whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, as well as upon the Treaty. Such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME OR OTHER TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY STATE OR LOCAL CONSEQUENCE OR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, a "U.S. Holder" of a common share means a holder that is
(a) a citizen or resident of the United States for United States federal income tax purposes, (b) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof (including the states and the District of Columbia), (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or
(d) a person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

     If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

     PAYMENT OF DIVIDENDS

     The gross amount of dividends paid to a U.S. Holder of common shares (including amounts withheld to pay Canadian withholding taxes) will be treated as dividend income to such U.S. Holder, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the U.S. Holder. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

     The amount of any dividend paid in Canadian dollars will equal the United States dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will be treated as ordinary income or loss, and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

     The maximum rate of Canadian withholding tax on dividends paid to a U.S. Holder pursuant to the Treaty is 15%. A U.S. Holder may be entitled to deduct or credit such tax, subject to applicable limitations in the Code. Dividends will be income from sources outside the United States, but generally will be "passive income" or "financial services income" which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder. The rules governing the foreign tax credit are complex. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

     To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the common shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Such distributions in excess of our current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax purposes.

     SALE OR EXCHANGE OF COMMON SHARES

     For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a common share in an amount equal to the difference between the U.S. dollar value of the amount realized for the common share and the U.S. Holder's tax basis (determined in U.S. dollars) in the common share. Such gain or loss will be a capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for foreign tax credit purposes.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to dividends in respect of the common shares and the proceeds received on the sale, exchange or redemption of the common shares paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding tax at a rate not to exceed 31% may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, to report interest and dividends required to be shown on its federal income tax returns or to comply with applicable certification requirements. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

     PASSIVE FOREIGN INVESTMENT COMPANY

     We do not believe that we are, for United States federal tax purposes, a passive foreign investment company, and we expect to continue our operations in such a manner that we will not be a passive foreign investment company. If, however, we are or become a passive foreign investment company, U.S. Holders could be subject to certain additional federal income tax liabilities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon on our behalf by Lang Michener (Canadian counsel) and Cravath, Swaine & Moore (U.S. counsel) and on behalf of the Underwriters by Borden Ladner Gervais LLP (Canadian counsel) and Sullivan & Cromwell (U.S. counsel). As of December 18, 2002, the partners and associates of Lang Michener and Borden Ladner Gervais LLP owned, in the aggregate, less than 1% of our outstanding common shares.

                                    EXPERTS

     The consolidated financial statements of Ballard incorporated herein by reference and included herein have been audited by KPMG LLP, Vancouver, British Columbia, independent auditors, as set forth in its report thereon included herein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance on the report of such firm, and upon its authority as experts in accounting and auditing.

     The consolidated financial statements of XCELLSIS incorporated herein by reference and included herein have been audited by KPMG Deutsche Treuhand-Gesellschaft, Stuttgart, Germany, independent auditors, as set forth in its report thereon incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance on the report of such firm, and upon its authority as experts in accounting and auditing.

     The consolidated financial statements of Ecostar incorporated herein by reference and included herein have been audited by PricewaterhouseCoopers LLP, Detroit, Michigan, independent auditors, as set forth in its report thereon incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance on the report of such firm, and upon its authority as experts in accounting and auditing.

     The Supplemental Information (Item 18 reconciliation with U.S. GAAP) has been included herein in reliance upon the report of KPMG LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     Our auditors are KPMG LLP, Chartered Accountants, Vancouver, British Columbia, who were appointed our auditors in March 1999.

     Computershare Trust Company of Canada is the transfer agent and registrar for the common shares at its principal offices in Vancouver and Toronto.

                      WHERE YOU CAN FIND MORE INFORMATION

     Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada (the permanent information record in the Province of Quebec). Copies of this prospectus and the documents incorporated by reference herein may be obtained on request without charge from our Corporate Secretary, at our head office: 9000 Glenlyon Parkway, Burnaby BC, Canada V5J 5J9. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (SEDAR), at www.sedar.com.

     We have filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act, a registration statement on Form F-10 relating to the common shares, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in such registration statement, as to which reference is made for further information. The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: (a) the documents referred to above under "Documents Incorporated By Reference", (b) form of Underwriting Agreement, (c) consent of KPMG LLP, (d) consent of KPMG Deutsche Treuhand-Gesellschaft, (e) consent of PricewaterhouseCoopers LLP, (f) consent of Lang Michener, (g) consent of Borden Ladner Gervais LLP, and (h) powers of attorney.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information are prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC's Internet site at www.sec.gov. Such reports and other information concerning us are also available for inspection at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Canada, many of our directors and executive officers are residents of Canada and a significant portion of our assets and such persons are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us or such directors and officers or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of us or such directors and officers under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume the courts of Canada (a) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (b) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

                           ELIGIBILITY FOR INVESTMENT

     Subject to compliance with prudent investment standards and general investment provisions of the following statutes (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals, the Purchased Shares will not, at the date of their issue, be precluded as investments under the following statutes:

Insurance Companies Act (Canada);
Pension Benefits Standards Act, 1985 (Canada);
Trust and Loan Companies Act (Canada);
Financial Institutions Act (British Columbia);
Pension Benefits Standards Act (British Columbia);
Employment Pension Plans Act (Alberta);
Insurance Act (Alberta);
Loan and Trust Corporations Act (Alberta);
The Pension Benefits Act, 1992 (Saskatchewan);
The Insurance Act (Manitoba);
The Pension Benefits Act (Manitoba);
Loan and Trust Corporations Act (Ontario);
Pension Benefits Act (Ontario);
The Trustee Act (Ontario);
An Act respecting insurance (Quebec), for an insurer, as defined therein, constituted under an Act of Quebec, other than a guarantee fund;
Supplemental Pension Plans Act (Quebec);
An Act respecting trust companies and savings companies (Quebec), except for trust companies with respect to funds, other than deposits, which they administer for other persons; and
Pension Benefits Act (Nova Scotia).

     In addition, in the opinion of Lang Michener, Canadian counsel to Ballard, and Borden Ladner Gervais LLP, Canadian counsel to the Underwriters, the Purchased Shares if issued on the date hereof, would be qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans. In the further opinion of such counsel, the Purchased Shares, if issued on the date hereof would not constitute foreign property for the purposes of the Tax Act.

                          PURCHASERS' STATUTORY RIGHTS

     Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some provinces, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SUPPLEMENTAL INFORMATION
Auditors' Report of Ballard.................................   F-2
Item 18 Reconciliation with United States Generally Accepted
  Accounting Principles.....................................   F-3

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF BALLARD
Compilation Report..........................................   F-7
Pro Forma Consolidated Statement of Operations..............   F-8
Notes to Pro Forma Consolidated Statement of Operations.....   F-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF XCELLSIS FOR
  THE ELEVEN MONTHS ENDED NOVEMBER 30, 2001
Consolidated Balance Sheet..................................  F-11
Consolidated Statement of Operations........................  F-12
Consolidated Statement of Stockholders' Equity..............  F-13
Consolidated Statement of Cash Flows........................  F-14
Notes to Unaudited Interim Consolidated Financial
  Statements................................................  F-15

UNAUDITED FINANCIAL STATEMENTS OF ECOSTAR FOR THE ELEVEN
  MONTHS ENDED NOVEMBER 30, 2001
Balance Sheet...............................................  F-17
Statement of Operations.....................................  F-18
Statement of Members' Equity................................  F-19
Statement of Cash Flows.....................................  F-20
Notes to Unaudited Interim Financial Statements.............  F-21

                                AUDITORS' REPORT

To the Board of Directors
Ballard Power Systems Inc.

     We have audited the supplemental information (Item 18 reconciliation with United States generally accepted accounting principles) of Ballard Power Systems Inc. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001. This supplemental information is the responsibility of the Company's management. Our responsibility is to express an opinion on this supplemental information based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the supplemental information is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the presentation of the supplemental information.

     In our opinion, such supplemental information, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

(signed) KPMG LLP
Chartered Accountants
Vancouver, Canada
December 11, 2002

                           BALLARD POWER SYSTEMS INC.

                            SUPPLEMENTAL INFORMATION
(tabular dollar amounts expressed in thousands of United States dollars, except per share amounts)

ITEM 18 RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

    Ballard Power Systems Inc. (the "Company") has included as note 19 to its annual financial statements, a reconciliation of the significant measurement differences between Canadian and United States generally accepted accounting principles ("GAAP"). Such reconciliation has been prepared in accordance with
Item 17 of Form 20-F. For purposes of this registration statement on Form F-10, the Company is also required to reconcile additional significant disclosure differences in accordance with Item 18 of Form 20-F. The additional significant disclosure differences between Canadian and United States GAAP are as follows:

    (a)  Accounting policies:

       (i)  Property, plant and equipment and intangible assets:

         The Company monitors the recoverability of long-lived assets, including the intangible assets, based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period in which it is determined that the carrying amount of the asset may not be recoverable.

         Under Canadian GAAP, an impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the undiscounted estimate of future cash flows from the asset. Under U.S. GAAP, an impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the fair value of the asset. To December 31, 2001, no impairment losses have been recorded under Canadian and U.S. GAAP and, accordingly, no material differences due to these policies have arisen.

       (ii) Advertising costs:

         The Company expenses advertising costs as incurred.

       (iii) Recently issued accounting standards:

         In August 2001 the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," ("SFAS 143"), which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002. The Company is currently evaluating the impact of adoption of this standard.

         In August 2001 the FASB issued Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations and broadens the reporting of discontinued operations to include all components of an entity with operations, that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of adoption of this standard.

         In May 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"), which rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations -- Reporting the Effects of a Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," are met. The Company has not had early extinguishment of debt in fiscal 2001, 2000, or 1999.

         In July 2002 the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require entities to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Company is evaluating the impact of adoption of this standard.

    (b) Stock compensation:

      As described in note 12 to the annual consolidated financial statements, the Company has granted stock options to selected employees, directors and officers. For United States GAAP purposes, Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation" (FAS 123), requires that an enterprise recognize or, at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under FAS 123 to continue to measure compensation cost by the intrinsic value method set out in APB Opinion No. 25. As options are granted at

                           BALLARD POWER SYSTEMS INC.

(tabular dollar amounts expressed in thousands of United States dollars, except per share amounts)

      exercise prices based on the market value of the Company's shares at the date of grant, no adjustment for compensation expense is required.

       Under FAS 123, where a company chooses to continue to apply APB Opinion No. 25 in its basic financial statements, supplemental pro forma information as if the fair value method was applied must be disclosed. This pro forma information is set out below. The pro forma stock compensation expense has been determined by reference to an option-pricing model that takes into account the stock price as of the grant date, the exercise price, the expected life of the option, the estimated volatility of the underlying stock, expected dividends and the risk free interest rate over the term of the option.

       The calculations applied have assumed that the expected life of the options is seven years, no dividends will be paid, expected weighted average volatility as calculated is 68.6% for fiscal 2001 (2000 -- 60.6%; 1999 -- 51.9%), and the weighted average risk free interest rate is 5.14% for fiscal 2001 (2000 -- 6.13%; 1999 -- 5.43%).

       Unaudited pro forma information, with respect to impact of the fair value of stock options at the date of grant on reported income for the years presented, is as follows:

                                                                           YEARS ENDED DECEMBER 31
                                                                       --------------------------------
                                                                         2001        2000        1999
                                                                       ---------   ---------   --------
         Net loss in accordance with United States GAAP..............  $(118,186)  $(106,312)  $(63,221)
         Compensatory fair value of options granted..................    (69,902)    (51,146)   (15,027)
                                                                       ---------   ---------   --------
         Pro forma net loss in accordance with United States GAAP....  $(188,088)  $(157,458)  $(78,248)
                                                                       =========   =========   ========
         Basic and diluted pro forma net loss per share in accordance
           with United States GAAP...................................  $   (2.06)  $   (1.79)  $  (0.93)
                                                                       =========   =========   ========

    (c)  Exchange gains and losses:

       The exchange gain/(loss) included in income for the year ended December 31, 2001 was $4,315,000 (2000 -- $1,109,000; 1999 -- $(1,773,000)).

    (d) Allowance for doubtful accounts:

       Accounts receivable are disclosed net of allowance for doubtful accounts of $60,000 as at December 31, 2001 (2000 -- nil).

    (e)  Business acquisitions:

       The primary reason for the acquisition of BPSC and BPSAG was to strengthen the Company's position in fuel cell technology and expand the Company's range of products, technologies and capabilities of the three companies. Goodwill on the acquisition was recognized as a result of the value the Company believes is inherent in the synergies of combining BPSC and BPSAG with Ballard.

       The following table reflects, on an unaudited pro forma basis, the operating results of the Company and the operations acquired during the year ended December 31, 2001 as if all such acquisitions had taken place at the beginning of the years presented. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions. The pro forma information does not purport to be indicative of the results of operations that would have resulted had the acquisitions been in effect for all the years presented, and is not intended to be a projection of future results or trends.

                                                                            YEARS ENDED
                                                                            DECEMBER 31
                                                                       ---------------------
                                                                         2001        2000
                                                                       ---------   ---------
         Revenues....................................................  $  84,840   $  81,426
         Net loss....................................................   (168,855)   (132,323)
                                                                       ---------   ---------
         Basic loss and diluted loss per share (United States
           GAAP).....................................................  $   (1.64)  $   (1.32)
                                                                       =========   =========

                           BALLARD POWER SYSTEMS INC.

(tabular dollar amounts expressed in thousands of United States dollars, except per share amounts)

    (f)  Short-term investments:

       The Company earned $20,292,000 of investment income on short-term investments for the year ended December 31, 2001 (2000 -- $26,792,000). Included in the market value of short-term investments are $1,468,000 of unrealized gains (2000 -- $201,000). Maturities of fixed maturity securities are estimated as follows:

                                                                        DECEMBER 31, 2001     DECEMBER 31, 2000
                                                                       -------------------   -------------------
                                                                       CARRYING    MARKET    CARRYING    MARKET
                                                                        VALUE      VALUE      VALUE      VALUE
                                                                       --------   --------   --------   --------
         Due in one year or less.....................................  $208,141   $209,050   $277,083   $277,135
         Due in one to five years....................................    72,334     72,893     24,904     25,053
                                                                       --------   --------   --------   --------
                                                                       $280,475   $281,943   $301,987   $302,188
                                                                       ========   ========   ========   ========

                           BALLARD POWER SYSTEMS INC.

                            SUPPLEMENTAL INFORMATION

NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)

1.  BASIS OF PRESENTATION:

    The interim consolidated financial statements of the Company as at September 30, 2002, and for the nine month periods ended September 30, 2002 and 2001, have separately been incorporated by reference in this prospectus. These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada for interim financial reporting. Such principles differ in certain respects from generally accepted accounting principles in the United States. For information on material differences between Canadian and United States accounting principles, reference should be made to note 19 to the annual consolidated financial statements of the Company and to the reconciliation to United States Generally Accepted Accounting Principles which are separately incorporated by reference or included in this prospectus.

    The significant measurement differences listed in note 19 to the annual consolidated financial statements are as follows:

    - On a Canadian basis, the Company's carrying value of its investment in Ballard Power Systems AG ("BPSAG") includes the value of intellectual property transferred to BPSAG. On a U.S. basis, this intellectual property is not recorded by BPSAG. Accordingly, on a U.S. basis, the gain on issuance of shares by BPSAG is increased and the Company's equity in the loss of BPSAG is decreased.

    - On a Canadian basis, the Company is required to amortize in-process research and development over its remaining useful life, which has been estimated at five years. However, on a U.S. basis, the Company is required to write-off immediately in-process research and development which does not have any other alternative uses.

    - On a Canadian basis, the adoption of the U.S. dollar as the presentation and measurement currency is implemented by translating all prior year financial statement amounts at the foreign exchange rate on December 31, 2001. However, on a U.S. basis, a change in presentation and measurement currency is implemented retroactively, such that prior period financial statements are translated under the current rate method using foreign exchange rates in effects on those dates. As a result, there is a difference in share capital, deficit and cumulative translation adjustment on a U.S. basis.

    - On a Canadian basis, the Company has accounted for funding received under the Technology Partnerships Canada ("TPC") agreement in accordance with specific pronouncements on accounting for government assistance by reducing research and product development expenses, cost of revenues and capital assets by the amount of the funding received. On a U.S. basis, there are no authoritative accounting standards addressing the various types of government assistance programs. Since the TPC funding combines the characteristics of a grant with some characteristics of a debt instrument, the Company has adopted a conservative approach which requires the recording of the entire funding as long-term debt.

    - On a Canadian basis, the Company is required to account for gains and losses on the issuance of shares by a subsidiary or other entity which the Company accounts for on an equity basis, as a component of income. On a U.S. basis, the dilution gains previously recorded should be recorded in equity, as an increase in paid-in capital rather than as income.

    - On a U.S. basis, shares issued under the Company's share distribution plan are deemed to be compensatory.

    - On a Canadian basis, short-term investments are carried at the lower of cost and quoted market value. On a U.S. basis, short-term investments are classified as available for sale and are carried at fair market value. Unrealized holding gains and losses related to the short-term investments are reflected as a separate component of shareholders' equity.

    There have been no new significant measurement differences between Canadian and United States accounting principles since December 31, 2001 that are not described above.

    The financial information presented in the interim consolidated financial statements and in this reconciliation to United States Generally Accepted Accounting Principles is unaudited. However, such information reflects all adjustments, consisting solely of normal recurring adjustments, which are necessary to a fair statement of the results for the interim periods presented.

                               COMPILATION REPORT

To the Board of Directors of
Ballard Power Systems Inc.

     We have reviewed, as to compilation only, the accompanying pro forma consolidated statement of operations of Ballard Power Systems Inc. for the year ended December 31, 2001. This pro forma consolidated statement of operations has been prepared for inclusion in the short form prospectus of Ballard Power Systems Inc. relating to the sale of common shares. In our opinion, the pro forma consolidated statement of operations has been properly compiled to give effect to the transactions and assumptions described in note 2 thereto.

Vancouver, Canada                                              (signed) KPMG LLP
December 11, 2002                                          Chartered Accountants

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on a compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma consolidated statement of operations.

(signed) KPMG LLP
Chartered Accountants
Vancouver, Canada
December 11, 2002

                           BALLARD POWER SYSTEMS INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (Unaudited -- see Compilation Report)
  (Expressed in thousands of United States dollars, except share and per share amounts)

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                 ECOSTAR
                                      BALLARD                 ELECTRIC DRIVE
                                       POWER       XCELLSIS      SYSTEMS,       PRO FORMA
                                    SYSTEMS INC.     GMBH         L.L.C.       ADJUSTMENTS       COMBINED
                                    ------------   --------   --------------   -----------     ------------
                                                   (note 1)      (note 1)       (note 2)
Product revenues..................  $    32,050    $ 12,958      $ 10,504        $(6,025)(c)   $     49,487
Engineering service revenue.......        4,154          --         3,020             --              7,174
Investment and other income.......       24,529       2,015           214          1,421(b)          28,179
                                    -----------    --------      --------        -------       ------------
                                         60,733      14,973        13,738         (4,604)            84,840
Cost of revenues and expenses:
  Cost of revenues................       33,415      26,870         3,587         (6,025)(c)         57,847
  Research and product
     development..................       82,686      38,951        13,380             --            135,017
  General and administrative......       15,046      11,456        15,682             --             42,184
  Marketing.......................        3,450       1,957           630             --              6,037
  Amortization of intangible
     assets.......................        4,550       4,619            --         24,738(a)          29,288
                                                                                  (4,619)(a)
Capital taxes.....................          444          --            --             --                444
                                    -----------    --------      --------        -------       ------------
                                        139,591      83,853        33,279         14,094            270,817
                                    -----------    --------      --------        -------       ------------
Loss before undernoted............      (78,858)    (68,880)      (19,541)       (18,698)          (185,977)
Equity in loss of associated
  companies.......................      (23,541)         --            --         21,993(d)          (1,548)
Minority interest.................        8,002          --            --         34,285(e)          42,287
Business integration and
  restructuring costs.............       (3,700)         --            --             --             (3,700)
Gain on issuance of shares by
  subsidiary and associated
  company.........................          997          --            --             --                997
License and royalty fees..........        1,797          --            --             --              1,797
                                    -----------    --------      --------        -------       ------------
Loss before income taxes..........      (95,303)    (68,880)      (19,541)        37,580           (146,144)
Income taxes......................          858        (172)           --             --                686
                                    -----------    --------      --------        -------       ------------
Loss for the year.................  $   (96,161)   $(68,708)     $(19,541)       $37,580       $   (146,830)
                                    ===========    ========      ========        =======       ============
Pro forma loss per share..........  $     (1.05)                                               $      (1.42)
                                    ===========                                                ============
Weighted average number of common
  shares (note 3).................   91,382,814                                                 103,108,030
                                    ===========                                                ============

See accompanying notes to unaudited pro forma consolidated financial statements.

                           BALLARD POWER SYSTEMS INC.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (Unaudited -- see Compilation Report)
  (Expressed in thousands of United States dollars, except share and per share amounts)

                      FOR THE YEAR ENDED DECEMBER 31, 2001

1.  BASIS OF PRESENTATION:

    The unaudited pro forma consolidated statement of operations is prepared in accordance with Canadian generally accepted accounting principles ("GAAP") in effect as at November 30, 2001 to reflect the acquisitions and private placement described below which occurred on November 30, 2001, as if they had occurred on January 1, 2001. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 is prepared from the historical audited consolidated financial statements of Ballard Power Systems Inc. ("Ballard" or the "Company") and the unaudited consolidated financial statements of XCELLSIS GmbH ("XCELLSIS") and Ecostar Electric Drive Systems, L.L.C. ("Ecostar") for the eleven months ended November 30, 2001.

    This pro forma consolidated statement of operations does not include any non-recurring charges or credits as a result of the transactions described in note 2.

    For the purposes of the pro forma consolidated statement of operations, the statement of operations of XCELLSIS have been translated into United States dollars at the average exchange rate for the period ended November 30, 2001, being approximately 0.8699 United States dollars per Euro.

    The financial statements of XCELLSIS and Ecostar have been prepared under United States GAAP.

    The XCELLSIS financial statements, prepared under United States GAAP, do not reflect intellectual property amounting to $75,578 transferred from Ballard and DaimlerChrysler in 1997 in exchange for shares of XCELLSIS. Under Canadian GAAP, such a transfer would be recorded in the financial statements of XCELLSIS. Amortization of the intellectual property recorded under Canadian GAAP is $4,619 for the eleven months ended November 30, 2001. The adjustment to reflect the XCELLSIS statement of operations under Canadian GAAP is reflected below (in thousands of United States dollars).

                                                                    XCELLSIS                      XCELLSIS
                                                                  UNITED STATES                   CANADIAN
                                                                      GAAP         ADJUSTMENTS      GAAP
                                                                  -------------    -----------    --------
    Statement of operations for the eleven months ended November
      30, 2001:
      Amortization of intangible assets.........................      $ --           $4,619        $4,619

    There are no material measurement differences between United States GAAP and Canadian GAAP for the Ecostar financial statements.

    The unaudited pro forma consolidated statement of operations should be read in conjunction with the consolidated financial statements of Ballard, XCELLSIS and Ecostar referred to above. In the opinion of management, this unaudited pro forma consolidated statement of operations includes all adjustments necessary for a fair presentation. The unaudited pro forma consolidated statement of operations may not necessarily be indicative of the results of operations that would have been achieved if the acquisition described in note 2 had occurred on the date noted above. In preparing this unaudited pro forma consolidated statement of operations, no adjustments have been made to reflect ongoing costs or savings that may result from the acquisitions.

2.  ACQUISITIONS AND PRIVATE PLACEMENT:

    On November 30, 2001, Ballard increased its ownership of XCELLSIS GmbH (subsequently changed to Ballard Power Systems AG ("BPSAG")) to 50.1% from 26.7% and its ownership of Ecostar Electric Drive Systems, L.L.C. (subsequently changed to Ballard Power Systems Corporation ("BPSC")) to 100% from 20.9%. The Company's additional interests in these companies were acquired from the Vehicular Alliance partners, DaimlerChrysler AG ("DaimlerChrysler") and Ford Motor Company ("Ford"), in exchange for shares. BPSAG is primarily engaged in the development, production and sale of proton exchange membrane fuel cell engines and sub-systems for transportation purposes. BPSC is primarily engaged in the development, production and sale of electric drive systems for use in vehicles and power electronic products. The aggregate purchase price is $252,316 ($83,420 for BPSAG and $168,896 for BPSC) which includes the issuance of 10,790,311 shares valued at $235,237 and payments totalling $17,079 for acquisition costs. The value of each common share issued was $21.80, which is based on the average quoted market price of the Company's common shares around the announcement date of the acquisition, being October 2, 2001.

    Included in the liabilities assumed on the acquisition of BPSAG is $4,260 of severance and lease termination costs relating to certain employees of BPSAG and the closure of certain buildings used by a former subsidiary of BPSAG.

    Adjustments relating to the acquisitions, as if they had occurred on January 1, 2001, are as follows:

    (a) The acquisition of BPSAG and BPSC has been accounted for under the purchase method with Ballard identified as the acquirer, accordingly, the results of operations of BPSAG and BPSC have been consolidated from the date of acquisition.

       The cost of acquisition has been allocated to the acquired assets and liabilities assumed as follows:

                                                                        BPSAG        BPSC       TOTAL
                                                                       --------    --------    --------
         Current assets..............................................  $ 17,092    $  9,356    $ 26,448
         Property, plant and equipment...............................    25,446      15,156      40,602
         Intangible assets...........................................    56,748      78,177     134,925
         Goodwill....................................................    66,224     102,724     168,948
                                                                       --------    --------    --------
                                                                        165,510     205,413     370,923
         Current liabilities.........................................   (28,417)     (6,122)    (34,539)
         Other liabilities...........................................    (2,173)       (925)     (3,098)
         Minority interest...........................................   (33,273)         --     (33,273)
                                                                       --------    --------    --------
                                                                        101,647     198,366     300,013
         Less: Ballard's existing equity investment..................   (18,227)    (29,470)    (47,697)
                                                                       --------    --------    --------
         Purchase price..............................................  $ 83,420    $168,896    $252,316
                                                                       ========    ========    ========

       The intangible assets are amortized over five years, resulting in intangible amortization of $24,738 for the eleven months ended November 30, 2001.

    (b) On November 30, 2001, as part of this transaction, DaimlerChrysler and Ford purchased, by way of a private placement, 1,103,549 common shares of Ballard for $18,837 and 919,624 common shares of Ballard for $15,698, respectively, for a total investment of $34,535. The funds raised are assumed to have generated $1,421 in interest income for the eleven months ended November 30, 2001, based on an average rate of return of 4.49% on short-term investments.

    (c) Elimination of intercompany revenues and expenses of $6,025 for the eleven months ended November 30, 2001.

    (d) Elimination of the equity losses in XCELLSIS and Ecostar aggregating $21,993 for the eleven months ended November 30, 2001.

    (e) Recognition of the minority interest in losses of XCELLSIS of $34,285 for the eleven months ended November 30, 2001, representing 49.9% of XCELLSIS's loss for that period.

3.  BASIS OF CALCULATION FOR LOSS PER SHARE:

    Pro forma loss per share is calculated based upon the weighted average number of Ballard common shares that would have been outstanding, assuming that any shares issued under the Transaction were issued at the beginning of the year. There are no dilutive factors for the period presented. The weighted average number of common shares used in the calculation of pro forma loss per share is as follows:

                                                                  DECEMBER 31,
                                                                      2001
                                                                  ------------
    Weighted average number of shares outstanding of Ballard....   91,382,814
    Weighted average number of shares adjustment relating to the assumption that the shares issued on the acquisition of
      Ecostar, XCELLSIS, and the private placement were issued
      on January 1, 2001........................................   11,725,216
                                                                  -----------
                                                                  103,108,030
                                                                  ===========

                         XCELLSIS GMBH AND SUBSIDIARIES
              (A majority-owned subsidiary of DaimlerChrysler AG)

                           CONSOLIDATED BALANCE SHEET

                               NOVEMBER 30, 2001
                                  (unaudited)

                                                                   2001
                                                              --------------
                                                              (in thousands)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................    E   2,127
  Trade receivables.........................................        2,211
  Receivables from affiliated and related companies.........        3,611
  Inventories (Note 3)......................................        9,156
  Other current assets......................................        2,080
                                                                ---------
Total current assets........................................       19,185
                                                                ---------
Property, plant and equipment, net..........................       27,022
Intangible assets, net......................................        2,388
                                                                ---------
Total assets................................................    E  48,595
                                                                =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Customer advances.........................................    E   3,212
  Trade liabilities.........................................        8,128
  Liabilities to affiliated and related companies...........          905
  Accrued salaries and wages................................        8,525
  Accrued expenses..........................................        1,414
  Billings in excess of cost and estimated earnings.........        1,441
  Other current liabilities.................................        2,815
                                                                ---------
Total current liabilities...................................       26,440
                                                                ---------
  Accrued warranty..........................................        1,640
  Pension liabilities.......................................        1,666
  Other liabilities.........................................           90
                                                                ---------
Total liabilities...........................................       29,836
                                                                ---------
Stockholders' equity: (Note 4)
  Capital stock.............................................        3,189
  Additional paid-in capital................................      207,741
  Accumulated deficit.......................................     (191,409)
  Accumulated other comprehensive loss......................         (762)
                                                                ---------
Total stockholders' equity..................................       18,759
                                                                ---------
Total liabilities and stockholders' equity..................    E  48,595
                                                                =========

 See accompanying notes to unaudited interim consolidated financial statements.

                         XCELLSIS GMBH AND SUBSIDIARIES
              (A majority-owned subsidiary of DaimlerChrysler AG)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

                                                                   2001
                                                              --------------
                                                              (in thousands)
Revenues....................................................     E 14,896
Cost of sales...............................................      (30,889)
                                                                 --------
Gross margin................................................      (15,993)
                                                                 --------
Research and development....................................      (44,777)
Selling expenses............................................       (2,250)
General, administrative and other expenses, net.............      (13,169)
                                                                 --------
Operating loss..............................................      (76,189)
Financial income, net.......................................        2,316
                                                                 --------
Loss before income taxes....................................      (73,873)
Income tax benefit..........................................          198
                                                                 --------
Net loss....................................................     E(73,675)
                                                                 ========

 See accompanying notes to unaudited interim consolidated financial statements.

                         XCELLSIS GMBH AND SUBSIDIARIES
              (A majority-owned subsidiary of DaimlerChrysler AG)

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY -- UNAUDITED

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001

                                                                             ACCUMULATED OTHER
                                                ADDITIONAL                  COMPREHENSIVE INCOME        TOTAL
                                      CAPITAL    PAID-IN     ACCUMULATED    (LOSS) -- CUMULATIVE    STOCKHOLDERS'
                                       STOCK     CAPITAL       DEFICIT     TRANSLATION ADJUSTMENT      EQUITY
                                      -------   ----------   -----------   ----------------------   -------------
                                                                    (in thousands)
Balance at December 31, 2000........  E3,189     E187,241     E(117,734)           E  68              E 72,764
Issuance of capital stock (Note
  4)................................      --       20,500            --               --                20,500
Net loss............................      --           --       (73,675)              --               (73,675)
Other comprehensive loss............      --           --            --             (830)                 (830)
                                                                                                      --------
Total comprehensive loss............                                                                   (74,505)
                                      ------     --------     ---------            -----              --------
Balance at November 30, 2001........  E3,189     E207,741     E(191,409)           E(762)             E 18,759
                                      ======     ========     =========            =====              ========

 See accompanying notes to unaudited interim consolidated financial statements.

                         XCELLSIS GMBH AND SUBSIDIARIES
              (A majority-owned subsidiary of DaimlerChrysler AG)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

                                                                   2001
                                                              --------------
                                                              (in thousands)
Cash flows from operating activities:
  Net loss..................................................     E(73,675)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        9,446
     Gains on disposals of property, plant and equipment....           (5)
     Change in deferred taxes...............................         (211)
     Changes in assets and liabilities:
       Inventories..........................................       (6,815)
       Trade receivables....................................       (2,108)
       Receivables from affiliated and related companies....         (934)
       Accrued liabilities..................................        2,127
       Trade liabilities....................................        3,943
       Liabilities to affiliated and related companies......       (3,678)
       Other assets and liabilities.........................       (1,231)
                                                                 --------
Net cash used in operating activities.......................      (73,141)
                                                                 --------
Cash flows from investing activities:
  Purchase of intangible assets.............................       (1,354)
  Purchase of property, plant and equipment.................      (15,017)
  Proceeds from disposals of property, plant and
     equipment..............................................           65
                                                                 --------
Net cash used in investing activities.......................      (16,306)
                                                                 --------
Cash flows provided by financing activities -- proceeds from
  issuance of capital stock (Note 4)........................       20,500
                                                                 --------
Effect of foreign exchange rate changes on cash.............          130
                                                                 --------
Net decrease in cash and cash equivalents...................      (68,817)
Cash and cash equivalents at beginning of period............       70,944
                                                                 --------
Cash and cash equivalents at end of period..................     E  2,127
                                                                 ========

 See accompanying notes to unaudited interim consolidated financial statements.

                         XCELLSIS GMBH AND SUBSIDIARIES
              (A majority-owned subsidiary of DaimlerChrysler AG)

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                       ELEVEN MONTHS ENDED NOVEMBER, 2001
                               (in thousand of E)

(1) BASIS OF PRESENTATION

    The interim consolidated financial statements of XCELLSIS GmbH (the "Company") (a majority-owned subsidiary of DaimlerChrysler AG) have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All amounts herein are shown in thousands of euros.

    The information included in the consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The interim consolidated financial statements should be read in conjunction with the December 31, 2000 consolidated financial statements and notes thereto.

    The Company has cumulative operating losses and cash flows from operations are not sufficient to meet working capital and capital expenditure requirements. The Company has historically been dependent on its shareholders for cash infusions to meet its working capital and capital expenditure requirements. The Company expects to require substantial additional cash infusions to meet its future working capital requirement, including its critical research and development activities. The Company's shareholders have committed to provide additional cash infusions, which, in the opinion of management, should be sufficient to meet its cash requirements through December 31, 2002. The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and liabilities in the normal course of business.

(2) NEW ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 143, Accounting for Asset Retirement Obligations. The adoption of these new standards is not expected to have a material impact on the Group's consolidated financial statements.

(3) INVENTORIES

    At November 30, 2001, inventories consisted of the following:

    Raw materials and manufacturing supplies....................  E5,083
    Work-in-process.............................................   4,073
                                                                  ------
                                                                  E9,156
                                                                  ======

(4) STOCKHOLDERS' EQUITY

    In the eleven months ended November 30, 2001, the stockholders of the Company contributed, in relation to each stockholders' percentage ownership, a total of E20,500 cash.

(5) DIFFERENCES BETWEEN UNITED STATES AND CANADIAN ACCOUNTING PRINCIPLES AND PRACTICES

    The consolidated financial statements have been prepared under U.S. GAAP which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").

    Under Canadian GAAP, the intellectual property transferred to the Company from Ballard and DaimlerChrysler in 1997 in exchange for shares of the Company is recorded at its estimated fair market value of E85,137 instead of at historical carrying amount, and amortized over 15 years.

    This difference would have had the following effects on the consolidated balance sheet and consolidated statement of operations:

    CONSOLIDATED BALANCE SHEET:

                                                                    NOVEMBER 30, 2001
                                                                  ---------------------
                                                                    U.S.      CANADIAN
                                                                    GAAP        GAAP
                                                                  ---------   ---------
    Intangible assets, net......................................  E   2,388   E  63,402
    Additional paid-in capital..................................    207,741     292,878
    Accumulated deficit.........................................   (191,409)   (215,532)

    CONSOLIDATED STATEMENT OF OPERATIONS:

                                                                  ELEVEN MONTHS ENDED
                                                                     NOVEMBER 30,
                                                                         2001
                                                                  -------------------
    Net loss under United States GAAP...........................       E(73,675)
    Amortization of intangible assets...........................         (5,203)
                                                                       --------
      Net loss under Canadian GAAP..............................       E(78,878)
                                                                       ========

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                                 BALANCE SHEET

                               NOVEMBER 30, 2001
                                  (unaudited)

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  2,040,296
  Investments held by related party.........................         4,046
  Accounts receivable, trade................................     1,921,882
  Accounts receivable, affiliates...........................     3,358,080
  Inventory, raw materials..................................     2,113,314
  Prepaid expenses..........................................        42,741
                                                              ------------
     Total current assets...................................     9,480,359
Net property................................................    15,270,376
                                                              ------------
     TOTAL ASSETS...........................................  $ 24,750,735
                                                              ============
LIABILITIES
CURRENT LIABILITIES
  Accounts payable, affiliates..............................  $  2,092,081
  Accounts payable, trade...................................       485,405
  Accrued liabilities.......................................     3,625,675
                                                              ------------
     Total liabilities......................................     6,203,161
MEMBERS' EQUITY
Members' equity.............................................    67,147,276
Accumulated deficit.........................................   (48,599,702)
                                                              ------------
     Total members' equity..................................    18,547,574
                                                              ------------
     TOTAL LIABILITIES AND MEMBERS' EQUITY..................  $ 24,750,735
                                                              ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                            STATEMENT OF OPERATIONS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

REVENUES
Prototype sales and royalties...............................  $ 10,503,514
Engineering services........................................     3,019,798
                                                              ------------
  Total revenues............................................    13,523,312
COSTS AND EXPENSES
Cost of prototype sales.....................................     3,587,190
Engineering expenses........................................    13,379,510
Selling, general and administrative expenses................    16,311,974
                                                              ------------
  Operating loss............................................   (19,755,362)
Interest income.............................................       424,448
Other expenses..............................................      (210,187)
                                                              ------------
  Net loss for the period...................................  $(19,541,101)
                                                              ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

                                                         MEMBERS'      ACCUMULATED
                                                          EQUITY         DEFICIT          TOTAL
                                                        -----------    ------------    ------------
Balance, January 1, 2001..............................  $56,347,300    $(29,058,601)   $ 27,288,699
Net loss for the period...............................           --     (19,541,101)    (19,541,101)
Capital contributions from members....................   10,799,976              --      10,799,976
                                                        -----------    ------------    ------------
Balance, November 30, 2001............................  $67,147,276    $(48,599,702)   $ 18,547,574
                                                        ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                            STATEMENT OF CASH FLOWS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period.....................................  $(19,541,101)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization.............................     1,801,162
  Changes in assets and liabilities
     Accounts receivable....................................    (4,122,098)
     Inventory..............................................    (1,581,337)
     Prepaid expenses.......................................       (36,796)
     Accounts payable.......................................    (1,862,739)
     Accrued liabilities....................................        65,387
                                                              ------------
       NET CASH USED IN OPERATING ACTIVITIES................   (25,277,522)
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in investments held by related party.............    19,920,679
Expenditures for property, equipment and leasehold
  improvements..............................................    (3,402,837)
                                                              ------------
       NET CASH PROVIDED BY INVESTING ACTIVITIES............    16,517,842
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from members' contributions........................    10,799,976
                                                              ------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............    10,799,976
                                                              ------------
Net increase in cash........................................     2,040,296
Cash and cash equivalents, beginning of period..............            --
                                                              ------------
Cash and cash equivalents, end of period....................  $  2,040,296
                                                              ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

                     ELEVEN MONTHS ENDED NOVEMBER 30, 2001
                                  (unaudited)

1.  FINANCIAL STATEMENTS

    The financial statements of Ecostar Electric Drive Systems, L.L.C. have been prepared in accordance with United States generally accepted accounting principles. All amounts herein are shown in U.S. dollars. The information included in the consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. These interim financial statements follow the same generally accepted accounting policies and method of their application as of the most recent annual financial statements. The interim financial statements should be read in conjunction with the December 31, 2000 financial statements and notes thereto.

2.  RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred and were $11,306,887 for the eleven-month period ended November 30, 2001.

3.  DEPRECIATION AND AMORTIZATION EXPENSES

    Depreciation and amortization expenses were $903,438 and $897,724, respectively for the eleven-month period ended November 30, 2001.

4.  RELATED PARTY TRANSACTIONS

    The Company recorded revenue from members aggregating $6,775,624 for the eleven-month period ended November 30, 2001. Accounts receivable includes amounts owed by members aggregating $3,358,080 at November 30, 2001. The amounts owed consist of trade receivables of $3,329,220 and reimbursable costs of $28,860 at November 30, 2001. The reimbursable costs are a result of a contractual agreement between Ecostar, Ford Motor Company and DaimlerChrysler whereby Ford Motor Company and DaimlerChrysler have committed to reimburse Ecostar for costs incurred in designing prototypes, developing the tools necessary to produce the prototypes and for the actual prototypes produced.

    Accounts payable include amounts due to a member totaling $16,940 at November 30, 2001.

    The amount of investments held by a related party, Ford Motor Company, at November 30, 2001 is $4,046.

5. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES

    These financial statements have been prepared in accordance with principles and practices generally accepted in both the United States and Canada; no reconciliation is necessary.

                             CERTIFICATE OF BALLARD

Dated: December 18, 2002

     This short form prospectus, together with the documents and information incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation likely to affect the value or the market price of the securities to be distributed.

              (signed) FIROZ RASUL                             (signed) DAVID SMITH
             Chairman of the Board                           Chief Financial Officer
          and Chief Executive Officer

                      On Behalf of the Board of Directors

         (signed) STEPHEN T. BELLRINGER                  (signed) DOUGLAS W.G. WHITEHEAD
                    Director                                         Director

                        CERTIFICATE OF THE UNDERWRITERS

Dated: December 18, 2002

     To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation likely to affect the value or the market price of the securities to be distributed.

           RBC DOMINION SECURITIES INC.                                 CIBC WORLD MARKETS INC.

          By: (signed) DANIEL L. NOCENTE                             By: (signed) ALAN C. WALLACE

           BMO NESBITT              NATIONAL BANK FINANCIAL               TD              UBS BUNTING WARBURG INC.
            BURNS INC.                        INC.                 SECURITIES INC.

 By: (signed) GRAEME N. FALKOWSKY      By: (signed) BRIAN      By: (signed) BRUCE BLACK  By: (signed) DAVID D. BAIN
                                            CAMPBELL

                                    PART II

                         INFORMATION NOT REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

     Under Section 124 of the Canada Business Corporations Act, a director or officer of a corporation or another entity, a former director or officer of a corporation or another entity or another individual who acts or acted at a corporation's request as a director or officer of the corporation or another entity, or an individual acting in a similar capacity:

1. may be indemnified by that corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which an individual is involved because of that association with the corporation or other entity;

2. may be advanced monies for the costs, charges and expenses of a proceeding referred to in paragraph 1, which monies shall be repaid by the individual if the individual does not fulfill the conditions described below;

3. may be indemnified by the corporation, with the approval of a court, against all costs, charges and expenses reasonably incurred by him or advance monies as described in paragraph 2 in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity; and

4. is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding which the individual is subject because of the individual's association with the corporation or other entity if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done;

provided, in all cases, such person fulfills the conditions that (a) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

     As contemplated by Section 124(6) of the Canada Business Corporations Act, the Registrant has purchased insurance against potential claims against the directors and officers of the Registrant and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  3.1      Form of Underwriting Agreement.
  4.1      The audited consolidated financial statements of the
           Registrant as of December 31, 2001 and 2000 and for the
           years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon, and management's discussion
           and analysis, contained in the Annual Report of the
           Registrant for the year ended December 31, 2001 distributed to shareholders.
  4.2      The interim unaudited comparative consolidated financial
           statements of the Registrant as of September 30, 2002 and
           for the nine months ended September 30, 2002, and
           management's discussion and analysis in respect of these
           statements.
  4.3      The Management Proxy Circular dated March 20, 2002 (except for the section entitled "Report on Executive Compensation", the Five Year Total Shareholder Return Comparison Graph and
           Appendix A entitled "Disclosure on Corporate Governance")
           distributed in connection with the annual meeting of
           shareholders of the Registrant held on May 16, 2002.
  4.4      The Annual Information Form of the Registrant dated April
           30, 2002.
  4.5      The audited consolidated financial statements of XCELLSIS
           GmbH as of December 31, 2000 and 1999 and for the years
           ended December 31, 2000, 1999 and 1998, together with the
           auditors' report thereon, contained in the Management Proxy
           Circular dated October 18, 2001 distributed in connection
           with the special meeting of shareholders of the Registrant held on November 27, 2001.
  4.6      The audited consolidated financial statements of Ecostar
           Electric Drive Systems L.L.C. as of December 31, 2000 and
           1999 and for the years ended December 31, 2000 and 1999 and the period ended December 31, 1998, together with the
           auditors' report thereon, contained in the Management Proxy
           Circular dated October 18, 2001 distributed in connection
           with the special meeting of shareholders of the Registrant held on November 27, 2001.
  4.7      The material change report of the Registrant dated July 18,
           2002, relating to the appointment of Dennis Campbell as
           President and Chief Operating Officer of the Registrant.
  4.8      The material change report of the Registrant dated December
           17, 2002, relating to the five-year plan and business
           restructuring of the Registrant described under "Recent
           Developments".
  5.1      Consent of KPMG LLP.
  5.2      Consent of KPMG Deutsche Treuhard -- Gesellschaft.
  5.3      Consent of PricewaterhouseCoopers LLP.
  5.4      Consent of Lang Michener.
  5.5      Consent of Borden Ladner Gervais LLP.
  6.1      Powers of Attorney (contained on the signature pages of the initial Registration Statement on Form F-10).

                                    PART III

                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

     (a) Concurrently with the filing of the initial Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

     (b) Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Country of Canada, on the 18th day of December, 2002.

                                         BALLARD POWER SYSTEMS INC.
                                         (Registrant)

                                         By: /s/ NOORDIN NANJI
                                          --------------------------------------
                                          Name: Noordin Nanji
                                          Title:  Vice-President, Corporate
                                                  Strategy &
                                                  Development and Corporate
                                                  Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                    DATE SIGNED
              ---------                               -----                    -----------

/s/ FIROZ RASUL*                            Chairman of the Board and       December 18, 2002
--------------------------------------       Chief Executive Officer
FIROZ RASUL                               (principal executive officer)

/s/ DAVID SMITH*                             Chief Financial Officer        December 18, 2002
--------------------------------------   (principal financial officer and
DAVID SMITH                               principal accounting officer)

                                                     Director                      N/A
--------------------------------------
STEPHEN BELLRINGER

/s/ JAMES D. DONLON III*                             Director               December 18, 2002
--------------------------------------
JAMES D. DONLON III

/s/ PROF. JURGEN HUBBERT*                            Director               December 18, 2002
--------------------------------------
PROF. JURGEN HUBBERT

/s/ ED KILROY*                                       Director               December 18, 2002
--------------------------------------
ED KILROY

/s/ DENISE MORRISON*                                 Director               December 18, 2002
--------------------------------------
DENISE MORRISON

/s/ CHARLES BAILLIE*                                 Director               December 18, 2002
--------------------------------------
CHARLES BAILLIE

                                                     Director                      N/A
--------------------------------------
JOHN RINTAMAKI

                                                     Director                      N/A
--------------------------------------
DR. GERHARD SCHMIDT

              SIGNATURE                               TITLE                    DATE SIGNED
              ---------                               -----                    -----------

/s/ DR.-ING. HANS-JOACHIM SCHOPF*                    Director               December 18, 2002
--------------------------------------
DR.-ING. HANS-JOACHIM SCHOPF

/s/ JOHN SHERIDAN*                                   Director               December 18, 2002
--------------------------------------
JOHN SHERIDAN

/s/ DOUGLAS WHITEHEAD*                               Director               December 18, 2002
--------------------------------------
DOUGLAS WHITEHEAD

* Signed pursuant to Power of Attorney previously filed.


BY:     /s/ NOORDIN NANJI
        ------------------------------
        NOORDIN NANJI

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Ballard Power Systems Inc. in the United States, in the City of Burnaby, Province of British Columbia, Country of Canada, on the 18th day of December, 2002.

                                         BALLARD POWER CORPORATION

                                         By: /s/ NOORDIN NANJI
                                          --------------------------------------
                                             Name: Noordin Nanji
                                             Title:  Authorized Signatory

EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  3.1      Form of Underwriting Agreement.
  4.1      The audited consolidated financial statements of the
           Registrant as of December 31, 2001 and 2000 and for the
           years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon, and management's discussion
           and analysis, contained in the Annual Report of the
           Registrant for the year ended December 31, 2001 distributed to shareholders.
  4.2      The interim unaudited comparative consolidated financial
           statements of the Registrant as of September 30, 2002 and
           for the nine months ended September 30, 2002, and
           management's discussion and analysis in respect of these
           statements.
  4.3      The Management Proxy Circular dated March 20, 2002 (except for the section entitled "Report on Executive Compensation", the Five Year Total Shareholder Return Comparison Graph and
           Appendix A entitled "Disclosure on Corporate Governance")
           distributed in connection with the annual meeting of
           shareholders of the Registrant held on May 16, 2002.
  4.4      The Annual Information Form of the Registrant dated April
           30, 2002.
  4.5      The audited consolidated financial statements of XCELLSIS
           GmbH as of December 31, 2000 and 1999 and for the years
           ended December 31, 2000, 1999 and 1998, together with the
           auditors' report thereon, contained in the Management Proxy
           Circular dated October 18, 2001 distributed in connection
           with the special meeting of shareholders of the Registrant held on November 27, 2001.
  4.6      The audited consolidated financial statements of Ecostar
           Electric Drive Systems L.L.C. as of December 31, 2000 and
           1999 and for the years ended December 31, 2000 and 1999 and the period ended December 31, 1998, together with the
           auditors' report thereon, contained in the Management Proxy
           Circular dated October 18, 2001 distributed in connection
           with the special meeting of shareholders of the Registrant held on November 27, 2001.
  4.7      The material change report of the Registrant dated July 18,
           2002, relating to the appointment of Dennis Campbell as
           President and Chief Operating Officer of the Registrant.
  4.8      The material change report of the Registrant dated December
           17, 2002, relating to the five-year plan and business
           restructuring of the Registrant described under "Recent
           Developments".
  5.1      Consent of KPMG LLP.
  5.2      Consent of KPMG Deutsche Treuhard -- Gesellschaft.
  5.3      Consent of PricewaterhouseCoopers LLP.
  5.4      Consent of Lang Michener.
  5.5      Consent of Borden Ladner Gervais LLP.
  6.1      Powers of Attorney (contained on the signature pages of the initial Registration Statement on Form F-10).